Exhibit 10.1
Execution Version

CREDIT AGREEMENT
dated as of
October 22, 2025
among
ASTRONICS CORPORATION,
as Borrower,
THE OTHER LOAN PARTIES PARTY HERETO,
CERTAIN FINANCIAL INSTITUTIONS,
as Lenders,
HSBC BANK USA, NATIONAL ASSOCIATION,
as Administrative Agent, an Issuing Bank and Swingline Lender
KEYBANK NATIONAL ASSOCIATION,
TD SECURITIES (USA) LLC, and
MANUFACTURERS AND TRADERS TRUST COMPANY,
as Joint Lead Arrangers and Joint Bookrunners
KEYBANK NATIONAL ASSOCIATION, and
MANUFACTURERS AND TRADERS TRUST COMPANY,
as Co-Syndication Agents
and
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent

472780/249816 - 108237807.13

TABLE OF CONTENTS
Page
Section 1.1.    Defined Terms    1
Section 1.2.    Classification of Loans and Borrowings    45
Section 1.3.    Terms Generally; Rules of Construction    46
Section 1.4.    Accounting Terms and Determinations; GAAP.    46
Section 1.5.    Rounding    47
Section 1.6.    Time of Day    47
Section 1.7.    Divisions    47
Section 1.8.    Rates    47
Section 1.9.    Letter of Credit Amounts    48
Section 1.10.    Additional Alternative Currencies.    48
Section 1.11.    Exchange Rates; Currency Equivalents.    49
ARTICLE II. THE CREDITS    49
Section 2.1.    Commitments    49
Section 2.2.    Loans and Borrowings.    49
Section 2.3.    Requests for Borrowings    50
Section 2.4.    Swingline Loans.    51
Section 2.5.    Letters of Credit.    53
Section 2.6.    Funding of Borrowings.    60
Section 2.7.    Interest Elections.    61
Section 2.8.    Termination and Reduction of Revolving Commitments.    63
Section 2.9.    Repayment of Loans; Evidence of Debt.    63
Section 2.10.    Prepayment of Loans.    64
Section 2.11.    Fees.    65
Section 2.12.    Interest.    66
Section 2.13.    Alternate Rate of Interest.    67
Section 2.14.    Increased Costs.    70
Section 2.15.    Change in Legality    72
Section 2.16.    Compensation for Losses    72
Section 2.17.    Taxes.    73
Section 2.18.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.    76
Section 2.19.    Mitigation Obligations; Replacement of Lenders.    78
Section 2.20.    Cash Collateral    80
Section 2.21.    Defaulting Lenders.    81
Section 2.22.    Increase in Commitment.    83
ARTICLE III. REPRESENTATIONS AND WARRANTIES    86
Section 3.1.    Organization; Powers    86
Section 3.2.    Authorization; Enforceability    86
Section 3.3.    Governmental Approvals; No Conflicts    86
Section 3.4.    Financial Condition; No Material Adverse Effect.    86
i

Section 3.5.    Properties.    87
Section 3.6.    Litigation and Environmental Matters.    87
Section 3.7.    Compliance with Laws and Contractual Obligations; No Defaults    88
Section 3.8.    Investment Company Status; Other Laws    88
Section 3.9.    Taxes    88
Section 3.10.    ERISA Compliance.    89
Section 3.11.    Insurance    89
Section 3.12.    Margin Regulations    90
Section 3.13.    Subsidiaries; Equity Interests    90
Section 3.14.    Sanctions    90
Section 3.15.    Disclosure    90
Section 3.16.    Security Documents    91
Section 3.17.    Solvency, etc    91
Section 3.18.    Burdensome Obligations    91
Section 3.19.    Anti-Corruption    91
Section 3.20.    Use of Proceeds    92
Section 3.21.    Affected Financial Institution    92
Section 3.22.    Beneficial Ownership Certification    92
Section 3.23.    Real Property    92
Section 3.24.    Labor Matters    92
ARTICLE IV. CONDITIONS PRECEDENT    92
Section 4.1.    Closing Date    92
Section 4.2.    Each Credit Extension    95
ARTICLE V. AFFIRMATIVE COVENANTS    95
Section 5.1.    Financial Statements and Other Information    96
Section 5.2.    Notices of Material Events    97
Section 5.3.    Existence; Conduct of Business    98
Section 5.4.    Payment of Obligations    99
Section 5.5.    Maintenance of Properties; Insurance    99
Section 5.6.    Books and Records; Inspection Rights.    99
Section 5.7.    Compliance with Laws and Contractual Obligations    100
Section 5.8.    Use of Proceeds and Letters of Credit    100
Section 5.9.    Further Assurances.    100
Section 5.10.    Accuracy of Information    101
Section 5.11.    Additional Information    101
Section 5.12.    Cash Management    101
Section 5.13.    Post-Closing Covenants    101
ARTICLE VI. NEGATIVE COVENANTS    102
Section 6.1.    Financial Covenants.    102
Section 6.2.    Indebtedness    102
Section 6.3.    Liens    104

Section 6.4.    Fundamental Changes    105
Section 6.5.    Disposition of Property    105
Section 6.6.    Investments, Loans, Advances, Guarantees and Acquisitions    106
Section 6.7.    Hedging Agreements    108
Section 6.8.    Restricted Payments    108
Section 6.9.    Transactions with Affiliates    109
Section 6.10.    Changes in Nature of Business    109
Section 6.11.    Negative Pledges    109
Section 6.12.    Restriction of Amendments to Organizational Documents    109
Section 6.13.    Changes in Fiscal Periods    110
Section 6.14.    Material Indebtedness Agreements    110
Section 6.15.    Sanctions; Anti-Corruption.    111
ARTICLE VII. EVENTS OF DEFAULT    111
Section 7.1.    Events of Default    111
Section 7.2.    Application of Funds    114
ARTICLE VIII. THE ADMINISTRATIVE AGENT    115
Section 8.1.    Appointment and Authority.    115
Section 8.2.    Rights as a Lender or an Issuing Bank    116
Section 8.3.    Exculpatory Provisions.    117
Section 8.4.    Reliance by Administrative Agent    119
Section 8.5.    Delegation of Duties    120
Section 8.6.    Resignation of Administrative Agent.    120
Section 8.7.    Non-Reliance on Administrative Agent, Issuing Banks and Other Lenders    122
Section 8.8.    No Other Duties, etc    122
Section 8.9.    Enforcement    123
Section 8.10.    Administrative Agent May File Proofs of Claim    123
Section 8.11.    Collateral and Guaranty Matters.    123
Section 8.12.    Lender Provided Hedging Agreements and Lender Provided Financial Service Products    127
Section 8.13.    [Intentionally Omitted]    127
Section 8.14.    Merger    127
Section 8.15.    Certain ERISA Matters.    127
Section 8.16.    Erroneous Payments.    128
ARTICLE IX. Miscellaneous    130
Section 9.1.    Notices; Effectiveness; Electronic Communication.    130
Section 9.2.    Waivers; Amendments.    134
Section 9.3.    Expenses; Indemnity; Damage Waiver.    136
Section 9.4.    Successors and Assigns.    137
Section 9.5.    Survival    142
Section 9.6.    Counterparts; Integration; Effectiveness; Electronic Execution.    142
Section 9.7.    Severability    143

Section 9.8.    Right of Set-off    143
Section 9.9.    Governing Law; Jurisdiction; Etc.    143
Section 9.10.    WAIVER OF JURY TRIAL    144
Section 9.11.    Headings    145
Section 9.12.    Treatment of Certain Information; Confidentiality    145
Section 9.13.    Interest Rate Limitation    146
Section 9.14.    Judgment Currency    146
Section 9.15.    PATRIOT Act    147
Section 9.16.    Acknowledgment and Consent to Bail-In of Affected Financial Institutions    147
Section 9.17.    Payments Set Aside    147
Section 9.18.    No Advisory or Fiduciary Responsibility    148
Section 9.19.    Acknowledgement Regarding Any Supported QFCs    148
Section 9.20.    No Strict Construction    150
Section 9.21.    Cashless Settlement    150
ARTICLE X.    150
Section 10.1.    Guarantee    150
Section 10.2.    Waivers    150
Section 10.3.    Guarantee Absolute    151
Section 10.4.    Acceleration    152
Section 10.5.    Delay of Subrogation, Etc    152
Section 10.6.    Subordination of Indebtedness    152
Section 10.7.    Instrument for the Payment of Money    152
Section 10.8.    Continuing Guarantee    152
Section 10.9.    Keepwell    152

SCHEDULES:
Schedule 1.1    Acquisitions
Schedule 1.2(b)    Guarantors
Schedule 2.1     Commitments and Lenders
Schedule 2.5(n)     Existing Letters of Credit
Schedule 3.11     Insurance
Schedule 3.13     Subsidiaries; Equity Interests
Schedule 3.23    Real Property
Schedule 3.24    Labor Matters
Schedule 4.1     Debt to be Repaid
Schedule 5.12     DDAs
Schedule 5.13     Post-Closing
Schedule 6.2     Existing Indebtedness
Schedule 6.3     Existing Liens
Schedule 6.6    Investments

EXHIBITS:
Exhibit A    Form of Assignment and Assumption
Exhibit B    Form of Revolving Note
Exhibit C    Form of Security Agreement
Exhibit D-1 – D-4    Forms of U.S. Tax Compliance Certificate
Exhibit E    Form of Borrowing Request
Exhibit F    Form of Interest Election Request
Exhibit G    Form of Compliance Certificate

v

CREDIT AGREEMENT dated as of October 22, 2025, among ASTRONICS CORPORATION, a New York corporation (the “Borrower”), the Guarantors (as defined hereinafter) party hereto from time to time, the Lenders (as defined hereinafter) that are from time to time parties hereto, HSBC BANK USA, NATIONAL ASSOCIATION (“HSBC”), as Administrative Agent (in such capacity, the “Administrative Agent”), an Issuing Bank (as defined hereinafter) and Swingline Lender (as defined hereinafter).
WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to make such facility available to the Borrower and each Issuing Bank has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I.

DEFINITIONS
Section 1.1.    Defined Terms. As used in this Agreement (as defined hereinafter), the following terms have the meanings specified below:
“2030 Convertible Notes” means the 5.500% Convertible Senior Notes due 2030, issued by the Borrower in the original aggregate principal amount of $165,000,000 (of which $33,000,000 is outstanding on the Closing Date) pursuant to that certain Indenture, dated as of December 3, 2024, by and between the Borrower and U.S. Bank Trust Company, National Association, as trustee, as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof and hereof.
“2031 Convertible Notes” means the 0% Convertible Senior Notes due 2031, issued by the Borrower in the original aggregate principal amount of $225,000,000 pursuant to that certain Indenture, dated as of September 16, 2025, by and between the Borrower and U.S. Bank Trust Company, National Association, as trustee, as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof and hereof.
“Acceptable Purchaser” means (a) Citibank, N.A. or (b) any other nationally recognized provider of receivables financing or supply chain financing approved by the Administrative Agent.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of more than 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).
“Administrative Agent” has the meaning specified in the preamble and includes any successor administrative agent appointed under Article VIII.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, individually or collectively, any Person that directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under Common Control with the Person specified. Notwithstanding the foregoing, no individual shall be considered an Affiliate of a Person solely by reason of such individual’s position as an officer or director of such Person or of an Affiliate of such Person, and neither the Agent nor any Lender shall be considered an Affiliate of the Borrower or any of the Borrower’s Subsidiaries.
“Agent Parties” has the meaning specified in Section 9.1(d)(ii).
“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.
“Aggregate Revolving Credit Exposure” means, at any time, the sum of the Revolving Credit Exposures of the Lenders at such time.
“Agreement” means this Credit Agreement.
“Agreement Currency” has the meaning set forth in Section 9.14.
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) the Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Term SOFR, respectively. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Alternative Currency” means any currency, other than Dollars, Canadian Dollars and Euros, that is approved in accordance with Section 1.10.
“Alternative Currency Benchmark Rate” means, in the case of any Revolving Loan denominated in an Alternative Currency, the applicable rate designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.10.

“Anti-Corruption Laws” has the meaning specified in Section 3.19.
“Anti-Money Laundering Laws” means the PATRIOT Act; the U.S. Money Laundering Control Act of 1986 and the regulations and rules promulgated thereunder, as amended from time to time; the U.S. Bank Secrecy Act and the regulations and rules promulgated thereunder, as amended from time to time; and corresponding laws of (a) the European Union designed to combat money laundering and terrorist financing and (b) jurisdictions in which any Loan Party operates or in which the proceeds of the Loans will be used or from which repayments of the Obligations will be derived.
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.
“Applicable Percentage” means, with respect to any Lender at any time, subject to reallocation with respect to a Defaulting Lender pursuant to Section 2.21, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment (provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Credit Exposure at that time).
“Applicable Rate” means, for any day, with respect to any Base Rate Loan, Canadian Prime Rate Loan or Benchmark Rate Loans, or with respect to the commitment fees or letter of credit fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Base Rate/Canadian Prime Rate Spread,” “Benchmark Rate Spread,” “Commitment Fee Rate,” or “LC Fee Rate” as the case may be, based upon the Total Net Debt Leverage Ratio:

Pricing Level	Total Net Debt Leverage Ratio:	Base Rate/ Canadian Prime Rate Spread	Benchmark Rate Spread	Commitment Fee Rate	LC Fee Rate
I	Less than or equal to 1.00:1.00	0.25%	1.25%	0.20%	1.25%
II	Greater than 1.00:1.00 but less than or equal to 1.75:1.00	0.50%	1.50%	0.25%	1.50%
III	Greater than 1.75:1.00 but less than or equal to 2.50:1.00	0.75%	1.75%	0.30%	1.75%
IV	Greater than 2.50:1.00 but less than or equal to 3.25:1.00	1.00%	2.00%	0.35%	2.00%
V	Greater than 3.25:1.00	1.125%	2.125%	0.35%	2.125%

The Applicable Rate shall be determined and adjusted quarterly on the date (each a “Rate Determination Date”) five (5) Business Days after the date on which the annual and quarterly compliance certificates and related financial statements and information required in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.1(c), as appropriate, are delivered to Administrative Agent, in each case based on the Total Net Debt Leverage Ratio as of such year-end or quarter-end, as applicable; provided that:
(i)    as of the Closing Date, the Applicable Rate shall be based on Pricing Level V, and shall remain in effect at Pricing Level V until the first Rate Determination Date to occur after delivery of the financial statements for the Borrower’s fiscal quarter ending December 31, 2025;
(ii)    the Applicable Rates shall be based on Pricing Level V (x) in the event an annual or quarterly compliance certificate or related financial statements and information are not delivered timely to the Administrative Agent by the date required by Section 5.1(a) or Section 5.1(b), as applicable, and Section 5.1(c) until five (5) Business Days after such time as an appropriate compliance certificate and related financial statements and information are delivered, whereupon the applicable Pricing Level shall be adjusted based on the information contained in such compliance certificate and related financial statements and information, and (y) during the existence of an Event of Default; and
(iii)    in the event the aforementioned financial statements are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in such financial statements otherwise proves to be false or incorrect such that the Applicable Rate would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest and fees due under this Agreement shall immediately be recalculated at such higher rate for any applicable periods and shall be due and payable on demand.
Each Applicable Rate shall be effective from the applicable Rate Determination Date until, but excluding, the next such Rate Determination Date. The Administrative Agent shall determine the appropriate Applicable Rates in the pricing matrix promptly upon receipt of the quarterly or annual compliance certificate and related financial information and shall promptly notify the Borrower and the Lenders of any change thereof. Such determinations by the Administrative Agent shall be conclusive absent manifest error. Adjustments in the Applicable Rates shall be effective on the Rate Determination Date as to existing Borrowings as well as new Borrowings made thereafter.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means each of HSBC Bank USA, National Association, KeyBank National Association, Manufacturers and Traders Trust Company and TD Securities (USA) LLC in its respective capacity as a joint lead arranger and joint bookrunner hereunder.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.
“Available Currency” means (a) Dollars, (b) Euros, (c) Canadian Dollars and (d) any Alternative Currency.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Available Currency, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(e).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the

European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product Obligations” means all obligations of any Loan Party under any Lender Provided Hedging Agreement or any Lender Provided Financial Service Product.
“Bank Product Provider” means the applicable (i) Lender or an Affiliate of a Lender party to a Lender Provided Hedging Agreement or (ii) Lender Financial Service Product Provider.
“Base Rate” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Benchmark” means, initially, with respect to any Loan denominated in (a) Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate, (b) Canadian Dollars, the Term CORRA Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate, (c) Euros, the Eurocurrency Rate; provided that if a Benchmark Transition Event has occurred with respect to the Eurocurrency Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate and (d) in any Alternative Currency, the Alternative Currency Benchmark Rate for such Alternative Currency; provided that if a Benchmark Transition Event has occurred with respect to the Alternative Currency Benchmark Rate for the applicable Alternative Currency or the then-current Benchmark for such Alternative Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Rate Borrowing” means a Borrowing comprising Benchmark Rate Loans.
“Benchmark Rate Loan” means a Loan that bears interest at a rate based on the then applicable Benchmark.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable Available Currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Available Currency at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to the then-current Benchmark for any Available Currency, the occurrence of one or more of the following events with respect to such Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Available Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the

90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any Available Currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. Sec. 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” has the meaning specified in the preamble.
“Borrower Materials” has the meanings specified in Section 9.1(d)(i).
“Borrowing” means (a) Loans (other than Swingline Loans) of the same Type and Class and currency made, converted or continued on the same date and, in the case of Benchmark Rate Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.3, which shall be substantially in the form of Exhibit E.
“Business Day” means
(a)    any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close;
(b)    in relation to Term SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such Term SOFR Loan, or any other dealings of such Term SOFR Loan, any such day described in clause (a) that is also a U.S. Government Securities Business Day;

(c)    if such day relates to any Eurocurrency Rate Loan, any such day described in clause (a) that is also a Eurocurrency Banking Day; and
(d)    in the case of any Term CORRA Loans or Canadian Prime Rate Loans, any such day described in clause (a) above that is not a day on which commercial banks in Toronto, Ontario are authorized or required by law to remain closed;
“Canadian Dollars” and “CAD$” means the lawful currency of Canada.
“Canadian Prime Rate” means, for any day, a per annum rate equal to the highest of (a) the rate of interest per annum equal to the rate of interest which is established from time to time by Royal Bank of Canada (or any successor thereto) as its reference rate of interest for commercial loans made by it in Canada in Canadian Dollars, such rate to be adjusted automatically, without notice, as of the opening of business on the effective date of any change in such rate, and (b) Term CORRA (inclusive of the Floor) determined on a daily basis for an Interest Period of one (1) month plus 1.00%.
“Canadian Prime Rate Loan” means a Canadian Revolving Loan that bears interest based on the Canadian Prime Rate.
“Canadian Revolving Loans” means any Revolving Loans denominated in Canadian Dollars.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capped Call Transactions” means the purchase by the Borrower of one or more call options with respect to the common shares of the Borrower in connection with the issuance of the Existing Convertible Notes.
“Cash Collateralize” means to deposit in a Secured Deposit Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent and one or more of the Issuing Banks or Lenders, as collateral for LC Obligations, Swingline Exposure, obligations of Lenders to fund participations in respect of LC Obligations or Swingline Exposure and to indemnify the Administrative Agent under this Agreement, cash or deposit account balances or, if the Administrative Agent, an Issuing Bank or Swingline Lender shall agree in their sole and absolute discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, such Issuing Bank or Swingline Lender. “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalent Investments” means:

(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in Dollars denominated commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“CFC” means a controlled foreign corporation (as that term is defined in Section 957(a) of the Code).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the date of this Agreement, by any Person or group (within the meaning of Rule 13d 3 of the SEC under the 1934 Act, as then in effect), other than the estate of Kevin Keane and his Immediate Family (as defined below) taken as a whole, of shares representing more than 20% of the aggregate ordinary power to vote for the election of directors represented by the issued and outstanding capital stock of the Borrower; (b) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the date of this Agreement, by the estate of Kevin Keane and his Immediate Family taken as a whole, of shares representing more than 40% of the aggregate ordinary power to vote for the election of directors represented by the issued and outstanding capital stock of the Borrower or (c) the occurrence of a change in control, or other similar provision, under or with respect to any agreement evidencing Material Indebtedness. As used herein, “Immediate Family” means Kevin Keane’s spouse, children and siblings, or any trusts for which the foregoing are beneficiaries.
“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans, as the case may be.
“Closing Date” means October 22, 2025.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any property of any Loan Party upon which a security interest in favor of the Administrative Agent for the benefit of the Secured Parties is purported to be granted pursuant to any Security Document.
“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment. The initial amount of each Lender’s Commitment is set forth on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning specified in Section 9.1(d)(ii).
“Compliance Certificate” means a certificate substantially in the form of Exhibit G.
“Computation Period” means, as of any date of calculation, the four (4) consecutive fiscal quarters most recently ended.
“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark, any Alternative Currency Benchmark Rate or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Canadian Prime Rate,” the definition of “Business Day,” the definition of “Eurocurrency Banking Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means for the Borrower and its Subsidiaries on a consolidated basis, for any fiscal period, an amount equal to the sum of:
(a)    Consolidated Net Income for such period, plus
(b)    solely to the extent deducted in determining Consolidated Net Income for such period, and without duplication,
(i)    Consolidated Interest Expense,
(ii)    provision for Taxes imposed on the Borrower and its Subsidiaries based on income or profits or capital as determined on a consolidated basis in accordance with GAAP, including, without limitation, federal, state, local, foreign, franchise, excise, value added, and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations and any tax distributions related to the foregoing or otherwise permitted under this Agreement, and
(iii)    depreciation and amortization (including amortization of deferred financing fees and amortization of cloud computing arrangements and capitalized internal-use software) determined on a consolidated basis in accordance with GAAP, plus
(c)    except with respect to clauses (iii) and (v) of this clause (c), to the extent deducted in determining Consolidated Net Income for such period (if applicable), and without duplication,
(i)    expenses, losses, charges or write-downs deemed unusual in nature or infrequent in occurrence in accordance with GAAP (excluding expenses, losses or charges described in sub-clause (vii) of this clause (c)),
(ii)    non-cash charges, expenses or losses, including, without limitation, (w) any non-cash compensation, (x) non-cash translation (gain) loss, (y) non-cash expense relating to the vesting of warrants, and (z) non-cash charges, expenses or losses resulting from the application of fair value accounting, recapitalization accounting or purchase accounting with respect to any Permitted Acquisition or Investment permitted by this Agreement (including (1) any fair valuation adjustment to inventory cost in connection with any Permitted Acquisition or other Investment permitted by this Agreement) or (2) non-cash expenses related to the true-up of previously over- or under-accrued amounts for earnouts incurred in connection with any Permitted Acquisitions or Investment permitted by this Agreement) (in each case for this sub-clause (ii), except to the extent such non-cash charge represents an accrual for a future cash charge),
(iii)    restructuring, integration, business optimization costs, costs related to undertaking cost saving initiatives, operating expense reductions, operating improvements and cost synergies, retention, recruiting, relocation and other types of bonuses and expenses, and severance costs,
(iv)    any costs, fees (including, without limitation, reasonably documented board and consultant fees) and expenses in connection with (x) the negotiation, execution and delivery of the Loan Documents, any other agreements entered into in connection therewith and the consummation of the transactions on the Closing Date and (y) Permitted Acquisitions, Investments, dispositions (other than ordinary course dispositions), issuance, repayment, amendments or modifications, negotiation, forbearance, extension or waiver of Indebtedness or issuance of Equity Interests, in each case whether or not consummated; provided that the aggregate amount added back pursuant to this clause (y) in respect of any such transaction not permitted by this Agreement and not consummated shall not exceed 5.0% of Consolidated EBITDA after giving effect to such add-back,
(v)    (x) with respect to any Target acquired in connection with a Permitted Acquisition or other Investment permitted by this Agreement, all adjustments (1) of the type set forth in any quality of earnings report or other report conducted by any financial advisor or operational consultant that is nationally or regionally recognized or (2) if no quality of earnings report or other report conducted by any financial advisor or operational consultant that is nationally or regionally recognized has been obtained, as (i) proposed by the Borrower in good faith, to the extent such adjustments do not exceed 15.0% of Consolidated EBITDA of the Target, or (ii) otherwise as acceptable to Administrative Agent in its reasonable discretion and (y) one-time, non-recurring executive compensation expense for employees of any Target in connection with a Permitted Acquisition or other Investment permitted by this Agreement,
(vi)    (1) proceeds of business interruption insurance that are received and/or (2) charges, losses or expenses to the extent paid for, indemnified, insured or reimbursed by a third party, in each case, in cash (to the extent not directed to be paid by the Borrower to a third party) or, so long as the Borrower has made a determination that a reasonable basis exists that applicable insurance, payment, indemnification and/or reimbursement will occur within 365 days from the date of the underlying charge, loss or expense, and only to the extent that such amount is (A) not denied by the insurer or other applicable party in writing within 180 days and (B) in fact paid, indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so paid, indemnified or reimbursed within such 365 days),
(vii)    (1) any fees, charges or other expenses incurred in connection with any action, suit, proceeding or investigation that is outside the ordinary course of business, provided that the aggregate amount of all such fees, charges or other expenses added back under this subsection (vii)(1) shall not exceed $10,000,000 in the aggregate over the term of this Agreement and (2) any awards or settlement payments incurred in connection with any action, suit, proceeding or investigation that is outside the ordinary course of business, provided that the aggregate amount of all such payments added back under this subsection (vii)(2) shall not exceed $10,000,000 in the aggregate over the term of this Agreement; provided further that the aggregate amount of all such fees, charges, payments or other expenses added back under this subsection (vii) shall not exceed 10% of Consolidated EBITDA in respect of any twelve (12) month period; and
(viii)    fees payable under Section 2.11, minus
(d)    (i) the sum of income and gain items corresponding to those items referred to in clauses (c)(i) and (c)(ii) above, and (ii) any extraordinary, one-time or non-recurring gains, provided that, notwithstanding the foregoing, (1) the aggregate amount added back (excluding non-cash amounts) in any period to the extent supported with reasonable documentation made pursuant to clauses (c)(i), (iii), and (vii) shall not in any event exceed 15.0% of Consolidated EBITDA after giving effect to such add-backs and all other add-backs contemplated hereby, and (2) no cap or limitation shall apply with respect to non-cash amounts added back to Consolidated Net Income.
For the purpose of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Subsidiary shall have consummated an Acquisition, or any sale, transfer or other disposition of any Person, business, property or assets, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Acquisition or sale occurred on the first day of such period.
Notwithstanding the foregoing, Consolidated EBITDA for the fiscal quarter ended (i) September 30, 2024 shall be deemed to be $19,987,359.31, (ii) December 31, 2024 shall be deemed to be $23,792,000.00, (iii) March 31, 2025 shall be deemed to be $28,467,292.65 and (iv) June 30, 2025 shall be deemed to be $23,056,644.33.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four fiscal quarters most recently ended to (b) Consolidated Interest Expense paid (or required to be paid) in cash during such period.
“Consolidated Interest Expense” means, for any period, total interest expense (including, without limitation, that which is capitalized and that which is attributable to Capital Lease Obligations and Synthetic Lease Obligations) of the Borrower and its Subsidiaries on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Swap Contracts, computed on a net basis after reduction for any interest income, whether on a scheduled or accelerated basis.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or requirement of Law applicable to such Subsidiary.
“Consolidated Total Assets” means, at any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or a similar caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control”, “Controlling”, “Controlled by”, and “under Common Control with” means possession, directly or indirectly, of the power to either (i) vote 50% or more of the Equity Interests having voting power for the election of directors, or persons performing similar functions, of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether by contract or otherwise; provided however, no Plan or employee stock ownership plan of Borrower shall be considered to have Control of the Borrower or any Subsidiary.
“Convertible Notes” means any senior, unsecured Indebtedness of the Borrower that (i) as of the date of issuance thereof contains customary conversion or exchange rights and customary offer to repurchase rights for transactions of such type (in each case, as determined by the Borrower in its reasonable discretion) and (ii) is convertible into shares of common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or other securities or property), and cash in lieu of fractional shares of common stock of the Borrower. For the avoidance of doubt, to the extent such instrument provides for exchange rights instead of conversion rights, references in this agreement to “convertible,” “conversion” and similar terms shall be deemed to refer to “exchangeable,” “exchange” and similar terms, respectively, mutatis mutandis.

“Convertible Notes Cash Payment Amount” has the meaning set forth in the definition of “Convertible Notes Cash Payment Conditions.”
“Convertible Notes Cash Payment Conditions” means the satisfaction of each of the following conditions: (a) no Event of Default shall have occurred and be continuing or would result from any such payment, assuming such payment had been made on the Convertible Notes Test Date, (b) Liquidity would, as of the Convertible Notes Test Date (and after giving effect to such payment), exceed $50,000,000 (c) immediately before and after giving effect to such payment, on a pro forma basis, as of the most recently ended test period for which financial statements shall have been delivered under Section 5.1(b) of this Agreement (calculated as if such payment had been made on the first day of the relevant testing period) the Loan Parties are in compliance with all financial covenants set forth in Section 6.1, and (d) the Administrative Agent shall have received written notice (a “Convertible Notes Cash Payment Notice”) within two (2) Business Days of the Convertible Notes Test Date, of any intended cash payment following the Convertible Notes Test Date applicable to such payment, which notice shall state the amount of such intended payment (“Convertible Notes Cash Payment Amount”).
“Convertible Notes Cash Payment Notice” has the meaning set forth in the definition of “Convertible Notes Cash Payment Conditions.”
“Convertible Notes Irrevocable Election Date” has the meaning set forth in the definition of “Convertible Notes Test Date.”
“Convertible Notes Test Date” means in respect of any optional redemption provisions of the indenture for such Convertible Notes, in respect of any (x) optional redemption of the Convertible Notes, the date of the notice of optional redemption or (y) conversion of the Convertible Notes following the date of the notice of optional redemption and on or prior to the second scheduled trading day immediately prior to the related optional redemption date, the date of the notice of optional redemption. For the avoidance of doubt, there shall not occur a Convertible Notes Test Date on the date (a “Convertible Notes Irrevocable Election Date”), if any, that the Borrower irrevocably elects a settlement method pursuant to the indenture for the Convertible Notes (including an election to settle any conversions of the Convertible Notes through combination settlement, consisting of cash for up to the $1,000 principal amount and the remaining conversion value in cash or shares of common stock or combination thereof), but there shall be a Convertible Notes Test Date for any conversions following such Convertible Notes Irrevocable Election Date pursuant to this definition.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“DDAs” means any checking, savings or other deposit account (including operating and disbursement accounts) maintained by the Loan Parties.
“Debt to be Repaid” means Indebtedness listed on Schedule 4.1.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, or the Administrative Agent, any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, the Borrower, or, to the extent any Issuing Bank has outstanding LC Obligations at such time, such Issuing Bank, to confirm in writing to the Administrative Agent, such Issuing Bank or the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, such Issuing Bank or the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.
“Disposition” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The terms “Dispose” and “Disposed of” have meanings correlative thereto.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in cash or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety one (91) days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Dollars” or “$” refers to lawful money of the United States.
“Dollar Amount” means, at any time:
(a)    with respect to any amount denominated in Dollars, such amount; and
(b)    with respect to any amount denominated in an Available Currency (other than Dollars), the amount thereof converted to Dollars as determined by the Administrative Agent, on a daily basis, based on the current Spot Rate for the purchase of Dollars with such other currency.
“Domestic Subsidiary” means any Subsidiary that is a U.S. Person.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA

Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) a fund that is administered or managed by a Lender or an Affiliate of a Lender, or by an entity or an Affiliate of any entity that administers or manages a Lender, and (iv) any other Person (other than a natural Person) consented to by (subject to, and to the extent such consent is required under, Section 9.4(b)(iii)) (A) the Administrative Agent, (B) each Issuing Bank, and (C) unless an Event of Default has occurred and is continuing, the Borrower, each such approval not to be unreasonably withheld, conditioned or delayed); provided however that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Guarantor or any of their Affiliates or Subsidiaries.
“Environment” means ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface, strata, natural resources, or as otherwise defined in any Environmental Laws.
“Environmental Laws” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment issued to or rendered against any Loan Party or any Subsidiary relating to the Environment, employee health and safety or Hazardous Substances, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Substances); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or permitting or arranging for the disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the Release or threatened Release of any Hazardous Substances, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is legally assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by a Loan Party or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by a Loan Party or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate; (j) the engagement by a Loan Party or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon a Loan Party pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.
“Erroneous Payment” has the meaning specified in Section 8.16(a).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 8.16(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.
“Eurocurrency Banking Day” means, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, a TARGET Day.
“Eurocurrency Rate” means, with respect to any Borrowing for any Interest Period denominated in Euros, the greater of (i) the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period comparable in length to such Interest Period, as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time) at approximately 11:00 a.m. (Brussels time) two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period; and (ii) the Floor.
“Eurocurrency Rate Borrowing” means, as to any Borrowing, the Eurocurrency Rate Loans comprising such Borrowing.
“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.
“Euros”, “EUR” and “€” means the lawful currency of the Participating Member States.
“Event of Default” has the meaning specified in ARTICLE VII.
“Evergreen Letter of Credit” has the meaning specified in Section 2.5(b).
“Excluded Deposit Accounts” means (a) any deposit accounts used exclusively for payroll, payroll taxes and other employee wage and benefit payments, (b) any withholding tax and fiduciary accounts, and (c) any zero balance disbursement account.
“Excluded Subsidiary” shall mean any Subsidiary that is (a) a Foreign Subsidiary, (b) any Subsidiary acquired by the Borrower or any of its Subsidiaries that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness that is permitted under Section 6.2 and was not incurred or modified in contemplation of such acquisition to the extent (and solely for so long as) the documentation governing such assumed Indebtedness prohibits such Subsidiary from providing a guarantee hereunder, (c) prohibited by applicable law, rule, regulation from guaranteeing the facilities under this Agreement, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee in each case, unless, such consent, approval, license or authorization has been received (but without obligation to seek the same), (d) prohibited from guaranteeing the Obligations by any contractual obligation in existence (x) on the Closing Date or (y) at the time of the acquisition of such Subsidiary after the Closing Date (to the extent such prohibition was not entered into in contemplation of such acquisition), (e) a not-for-profit Subsidiary, (f) a Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (g) a Subsidiary regulated as an insurance company or any other captive insurance Subsidiary, (h) a Non-Material Subsidiary, and (i) a Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences (including any material adverse Tax consequences) of guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that, notwithstanding the above, if a Subsidiary executes the Guaranty as a “Guarantor” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the Guaranty as a “Guarantor” in accordance with the terms hereof and thereof).
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Convertible Notes” means, collectively, the 2030 Convertible Notes, the 2031 Convertible Notes and any Refinancing Indebtedness in respect thereof.

“Existing Letters of Credit” means those letters of credit set forth on Schedule 2.5(n) attached hereto.
“Facility” means (a) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (b) each other credit facility that may be added to this Agreement after the date hereof.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA” has the meaning specified in Section 3.19.
“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Fee Letter” means the Fee Letter dated as of Closing Date between the Borrower and the Administrative Agent as such letter may from to time be amended, amended and restated, restated, supplemented or otherwise modified.
“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.
“Floor” means a rate of interest equal to 0%.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any Subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).
“Foreign Subsidiary” of any Loan Party, shall mean any Subsidiary of such Loan Party that is not a Domestic Subsidiary.

“Foreign Subsidiary Operating Costs” means ordinary course operating expenses incurred by a Loan Party on behalf of a Foreign Subsidiary that is not a Loan Party (included allocated overhead) in a manner consistent with past practice.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations with respect to Letters of Credit issued by such Issuing Bank other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means, subject to Section 1.4, United States generally accepted accounting principles as in effect as of the date of determination thereof.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” means, collectively, (i) the Obligations and (ii) all Bank Product Obligations, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, the “Guaranteed Obligations” shall exclude any Excluded Swap Obligations.
“Guarantor” means shall mean (i) on the Closing Date, the Subsidiaries of the Borrower listed on Schedule 1.2(b) and (ii) after the Closing Date, (x) each other Subsidiary of Borrower that is not an Excluded Subsidiary, and (y) any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations, and “Guarantors” means collectively all such Persons.
“Guaranty” means Section X of this Agreement or any other guaranty agreement in form and content reasonably satisfactory to the Administrative Agent evidencing the obligation of a Person to guarantee payment of the Guaranteed Obligations.
“Hazardous Substances” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations relating to the protection of the Environment as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, or any other words of regulatory import intended to define, list or classify substances by reason of deleterious properties, such as ignitability, corrosivity, reactivity, or carcinogenicity” (including, without limitation, any material defined as a hazardous substance in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.), Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations promulgated thereunder, (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (c) freon gas, radon or any radioactive materials, (d) asbestos or asbestos-containing material and polychlorinated biphenyls, (e) per- and polyfluoroalkyl substances, and (f) pesticides, herbicides, or any other agricultural chemical.
“Hedging Agreement” means any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedging Agreement.
“HSBC” has the meaning specified in the preamble.
“Increased Cost Lender” has the meaning specified in Section 2.19(b).
“Incremental Commitment” has the meaning set forth in Section 2.22(a).
“Incremental Commitment Increase Effective Date” has the meaning set forth in Section 2.22(d).
“Incremental Commitment Joinder Agreement” means an Incremental Commitment Joinder Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.
“Incremental Commitment Request” has the meaning set forth in Section 2.22(a).
“Indebtedness” means, for any Person, at a particular date, without duplication (i) all indebtedness of such Person for borrowed money; (ii) all bonds, notes, debentures and similar debt securities of such Person; (iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, including, without limitation, earn-outs and similar contingent consideration payable in cash in connection with any Permitted Acquisition to the extent required to be stated as a liability on the balance sheet of the acquiring Person in accordance with GAAP; (iv) the maximum amount available to be drawn on all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (v) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (vi) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed; (vii) all Capital Lease Obligations of such Person; (viii) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations; (ix) all net obligations of such Person under Hedging Agreements; (x) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; (xi) the stated value, or liquidation value if higher, of all redeemable Equity Interests of such Person; and (xii) all Guaranteed Obligations of such Person (without duplication under clause (vi)); provided however that (w) neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, nor obligations in respect of insurance policies or performance or surety bonds that themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same), shall constitute Indebtedness; (x) any Letter of Credit, where there are no outstanding reimbursement obligations with respect thereto and the bonds or other obligations supported by such Letter of Credit have been satisfied but the Letter of Credit has not yet been terminated in accordance with requirements of the issuer, shall not constitute Indebtedness; (y) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon; and (z) the amount of any Convertible Notes shall be the aggregate stated principal amount thereof without giving effect to any obligation to pay cash or deliver shares with value in excess of such principal amount.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 9.3(b).
“Information” has the meaning specified in Section 9.12.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.7, which shall be substantially in the form of Exhibit F.
“Interest Payment Date” means (a) with respect to any Base Rate Loan (other than a Swingline Loan) or Canadian Prime Rate Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Benchmark Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period” means, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is (i) as to any Term CORRA Borrowing, one or three months thereafter and (ii) as to any other Benchmark Rate Borrowing, one, three or six months thereafter (in each case, subject to the availability for the interest rate applicable to the relevant Available Currency), as the Borrower may specify in the applicable Borrowing Request or Interest Election Request; provided that, (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period shall extend beyond the Maturity Date, and (d) no tenor that has been removed from this definition pursuant to Section 2.13 shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property or any payment for property or services for the account or use of others), or any direct or indirect purchase or acquisition (in one transaction or a series of transactions) of Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, and any purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit, line of business or division of such Person; provided that, the endorsement of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.
“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuing Bank” means HSBC (through itself or through one of its designated Affiliates or branch offices), KeyBank National Association, Manufacturers and Traders Trust Company and The Toronto-Dominion Bank, New York Branch, each in its capacity as issuer of Letters of Credit hereunder. Each Issuing Bank may, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), arrange for one or more Letters of Credit to be issued by branches or Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate.
“Judgment Currency” has the meaning set forth in Section 9.14.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“LC Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by, or otherwise acceptable to, any Issuing Bank.

“LC Commitment” means with respect to each Issuing Bank on any date, the commitment, if any, of such Issuing Bank to issue Letters of Credit hereunder. The amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.1. The LC Commitment is part of, and not in addition to, the Revolving Facility or the Revolving Commitment.
“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.
“LC Documents” means, as to any Letter of Credit, each application therefor and any other document, agreement and instrument entered into by the Borrower, another Loan Party or a Subsidiary with or in favor of any Issuing Bank and relating to such Letter of Credit.
“LC Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Obligations of any Lender at any time shall be its Applicable Percentage of the total LC Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Banks and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“LC Sublimit” means an amount equal to the lesser of (a) $25,000,000, and (b) the Aggregate Revolving Commitments. The LC Sublimit is part of, and not in addition to, the Revolving Facility.
“Lender” means each Person listed on Schedule 2.1 and any other Person that shall have become a party hereto as a Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context requires otherwise, the term “Lender” includes the Swingline Lender but does not include the Administrative Agent or the Issuing Banks in their respective capacities as the Administrative Agent or as Issuing Banks.
“Lender Financial Service Product Provider” means any Person that (i) at the time it enters into a Lender Provided Financial Service Product, is a Lender or an Affiliate of a Lender, (ii) in the case of any Lender Provided Financial Service Product in effect on or prior to the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Affiliate of a Lender and a party to a Lender Provided Financial Service Product, or (iii) within thirty (30) days after the time it enters into the applicable Lender Provided Financial Service Product, becomes a Lender or an Affiliate of a Lender.

“Lender Provided Financial Service Product” means any agreement or other arrangements under which any Lender Financial Service Product Provider provides any of the following products or services to any of the Loan Parties or any Subsidiary of any Loan Party: (a) cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, credit cards (including, without limitation, commercial credit cards, virtual cards, purchasing cards and business debit cards), non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services, or (b) foreign currency exchange.
“Lender Provided Hedging Agreement” means any Hedging Agreement between a Loan Party or a Subsidiary of any Loan Party and a counterparty that at the time such Hedging Agreement is entered into is a Lender or an Affiliate of a Lender.
“Letter of Credit” means any standby letter of credit issued hereunder. Letters of Credit shall be available by sight payment and not by deferred payment, acceptance or negotiation. For the avoidance of doubt, the term “Letter of Credit” shall not include any letter of credit, demand guarantee or other undertaking issued by any Person (including any branch or Affiliate of an Issuing Bank) that is supported by a Letter of Credit issued by any Issuing Bank hereunder pursuant to a back-stop or counter-standby structure.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, charge, or preference, priority or other security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Liquidity” means, as of any date of determination, the sum of (a) the aggregate amount of domestic unrestricted cash and Cash Equivalent Investments of Borrower and the other Loan Parties and (b) the difference between the Aggregate Revolving Commitments and the Aggregate Revolving Credit Exposure.
“Loan Document” means, collectively, this Agreement, the Security Documents, any fee letters, the Notes, the LC Documents and any other documents, agreements, certificates or instruments executed by or on behalf of any Loan Party or entered into in connection herewith.
“Loan Party” means, individually, each of the Borrower and each Guarantor and “Loan Parties” mean, collectively, the Borrower and the Guarantors.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means an effect, individually or in the aggregate, that (i) is materially adverse to the business, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) does materially impair the ability of the Borrower or any Guarantor to perform its obligations under this Agreement, or any other Loan Documents, or (iii) materially impairs the rights and remedies of the Administrative Agent, the Swingline Lender, any Issuing Bank or any of the Lenders under the Loan Documents.
“Material Indebtedness” means (x) the Existing Convertible Notes and (y) any other Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in a principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (after giving effect to legally enforceable netting obligations) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Material Subsidiary” means any Subsidiary other than a Non-Material Subsidiary.
“Maturity Date” means October 16, 2030.
“Maximum Leverage Requirement” means, with respect to any Indebtedness consisting of any Incremental Commitments incurred in reliance on this Maximum Leverage Requirement, an unlimited amount so long as such amount at such date of determination can be incurred or issued without causing the Secured Net Debt Leverage Ratio to exceed 2.50 to 1.00 on a pro forma basis as of the last day of the Computation Period ending immediately prior to the date such Incremental Commitments are incurred for which financial information is available, calculated as if (I) any such Incremental Commitment (as well as all other such Incremental Commitment theretofore consummated after the first day of such period) was incurred on the first day of such period and (II) any such Incremental Commitment (as well as all other such Incremental Commitments theretofore incurred after the first day of such period) was fully utilized.
“Minimum Cash Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposures of any Issuing Bank with respect to Letters of Credit issued and outstanding at such time, and (b) otherwise, an amount determined by the Administrative Agent and each Issuing Bank in its sole discretion.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, any Person under Common Control with the Borrower, or any Person Controlled by the Borrower, has an obligation to contribute.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 9.2(b), and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Dollar Currency” means any Available Currency other than Dollars.
“Non-Dollar Revolving Loans” means any Revolving Loans denominated in a Non-Dollar Currency.
“Non-Dollar Sublimit” means a Dollar Amount equal to $20,000,000.
“Non-Extension Notice Date” has the meaning specified in Section 2.5(b).
“Non-Loan Party Investment Basket” has the meaning specified in Section 6.6(d).
“Non-Material Subsidiary” means any Domestic Subsidiary (excluding any Loan Party existing as of the Closing Date) that (i) has, as of the date of determination, total assets equal to less than 5% of Consolidated Total Assets and (ii) generates less than 5% of Consolidated EBITDA, in each case, based on the quarterly financial statements of the Borrower most recently delivered to the Lenders; provided, that if at any time after the Closing Date, (x) the total assets owned by all Non-Material Subsidiaries in the aggregate exceeds 10% of Consolidated Total Assets or (y) the aggregate Consolidated EBITDA generated by all Non-Material Subsidiaries exceeds 10% of Consolidated EBITDA, the Borrower, in consultation with the Administrative Agent, shall designate one or more of such Domestic Subsidiaries to not be Non-Material Subsidiaries to the extent required that the foregoing conditions cease to be true and shall take all steps to comply with Section 5.9 with respect to such designated Subsidiaries.
“Note” has the meaning specified in Section 2.9(f).
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, or otherwise with respect to any Loan or Letter of Credit (including, without limitation, the obligations to pay, discharge or satisfy any Erroneous Payment Subrogation Rights), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, the “Obligations” shall exclude any Excluded Swap Obligations. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent, any

Lender, or any Issuing Bank, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.
“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Effective Rate and (b) with respect to any amount denominated in a Non-Dollar Currency, the rate of interest per annum at which overnight deposits in the applicable Available Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the London or other applicable offshore interbank market for such Available Currency to major banks in such interbank market.
“Participant” has the meaning specified in Section 9.4(d).
“Participant Register” has the meaning specified in Section 9.4(d).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“PATRIOT Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment in Full” or “Paid in Full” means, as of any date of determination, that (a) the Obligations (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto) are fully paid in cash and satisfied, all Letters of Credit have been cancelled and returned to the applicable Issuing Bank, or Cash Collateralized in an amount at least equal to one hundred five percent (105%) of the then LC Obligations or on terms satisfactory to the Administrative Agent and each Issuing Bank, and all Bank Product Obligations have been terminated or arrangements satisfactory to the applicable Bank Product Provider have been made with respect to such Bank Product Obligations, and (b) no Commitment of any Lender then exists.
“Payment Recipient” has the meaning specified in Section 8.16(a).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (but excluding a Multiemployer Plan) that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Acquisition” means any Acquisition by the Borrower or any Subsidiary where:
(a)    the business, division or assets acquired (the “Target”) shall be for use, or the Person acquired shall be engaged, in the businesses engaged in by the Loan Parties on the date hereof (or a business reasonably related thereto);
(b)    any newly created or acquired Subsidiary and the Subsidiaries of such created or acquired Subsidiary shall, to the extent required under Section 5.9, become a Guarantor and comply with the requirements of Section 5.9;
(c)    if the Consolidated EBITDA of the Target with respect to such acquisition for the trailing twelve month period preceding the date of the acquisition (subject to such adjustments as may be agreed to by the Administrative Agent in its reasonable discretion), as determined based upon the Target’s financial statements for its most recently completed interim financial period completed no more than sixty (60) days (or such longer period as agreed to by the Administrative Agent in its reasonable discretion) prior to the date of consummation of such acquisition exceeds 20% of the Consolidated EBITDA of the Borrower and its Subsidiaries on a

consolidated basis as of the last day of the fiscal month ending immediately prior to the date of such acquisition for which financial information is available (any such Acquisition, a “Material Acquisition”), then, prior to such acquisition, the Administrative Agent shall have received (for distribution to the Lenders), (A)(i) copies of such historical financial statements (if applicable) of the Target as the Administrative Agent may reasonably request (to the extent available) and (ii) drafts or copies of the acquisition agreement and related agreements and instruments, and all legal opinions, certificates, lien search results and other documents reasonably requested by the Administrative Agent (in each case, to the extent available) and (B)(i) a quality of earnings report (internally prepared or otherwise) with respect to such Target and (ii) an internally prepared updated business plan (including pro forma financial statements) for the Borrower and its Subsidiaries after giving effect to the acquisition;
(d)    immediately before and after giving effect to such Acquisition, no Event of Default shall exist;
(e)    immediately before and after giving effect to such Acquisition, on a pro forma basis, as of the most recently ended test period for which financial statements shall have been delivered under Section 5.1(b) of this Agreement (calculated as if such acquisition had been made on the first day of the relevant testing period) the Loan Parties are in compliance with all financial covenants set forth in Section 6.1;
(f)    with respect to the payment of any earn-out obligation, any seller note or any other deferred consideration in respect of such acquisition, the Loan Parties are in compliance with all financial covenants set forth in Section 6.1 on a pro-forma basis as of the last fiscal quarter of the Borrower most recently ended for which financial statements are then available or required to be delivered under Section 5.1(b) of this Agreement after giving effect to the payment of any earn-out, any seller note or any other deferred consideration in connection with such acquisition,
(g)    at the time of such acquisition and at the time of payment of any earn-out, any seller note or any other deferred consideration in respect of such acquisition, and after giving effect thereto, the Loan Parties shall have at least $50,000,000 of Liquidity;
(h)    the aggregate cash consideration for (i) any single acquisition in Persons that do not become Loan Parties may not exceed $50,000,000 and (ii) all such acquisitions after the Closing Date in Persons that do not become Loan Parties (excluding, for the avoidance of doubt, the acquisitions set forth on Schedule 1.1) may not exceed $100,000,000;
(i)    in the case of the Acquisition of any Person, the board of directors or other applicable managing entity of such Person shall have approved such Acquisition and such Acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Borrower or any of its Subsidiaries;
(j)    if such Acquisition is a Material Acquisition, reasonably prior to such Acquisition, the Borrower shall have delivered to the Administrative Agent a certificate of its

Chief Financial Officer certifying as to compliance with the requirements set forth in clauses (a) through (i) above;
provided that, any such Acquisition involving a Person that is not a Wholly Owned Subsidiary immediately prior to such Acquisition shall not be permitted unless also permitted by Section 6.6.
“Permitted Encumbrances” means:
(a)    any lease of any asset as a lessor in the ordinary course of its business and without interference with the conduct of its business or operations;
(b)    any pledge or deposit made by the Borrower or any Subsidiary in the ordinary course of its business (i) in connection with any workers’ compensation, unemployment insurance, social security or similar statute, regulation or other law or (ii) to secure the payment of any indebtedness, liability or obligation in connection with any letter of credit, bid, tender, trade or government contract, lease, surety, appeal or performance bond or statute, regulation or other law, or of any similar indebtedness, liability or obligation, not incurred in connection with the borrowing of any money or in connection with the deferral of the payment of the purchase price of any asset;
(c)    any attachment, levy or similar lien with respect to the Borrower or any Subsidiary arising in connection with any action or other legal proceeding so long as (i) the validity of the claim or judgment secured thereby is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (ii) adequate reserves have been appropriately established for such claim or judgment, (iii) the execution or other enforcement of such attachment, levy or similar lien is effectively stayed and (iv) neither such claim or judgment nor such attachment, levy or similar lien would result in a Default or an Event of Default;
(d)    any statutory lien in favor of the United States for any amount paid to the Borrower or any Subsidiary as a progress payment pursuant to any government contract;
(e)    any statutory lien securing the payment of any tax, assessment, fee, charge, fine or penalty imposed by any government or political subdivision upon the Borrower or any Subsidiary or upon any of its respective assets but not yet due to be paid (excluding any lien arising under ERISA), so long as such tax, assessment, fee, charge, fine or penalty is being contested in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP;
(f)    any statutory lien securing the payment of any claim or demand of any materialman, mechanic, carrier, warehouseman, garageman or landlord against the Borrower or any Subsidiary, but not yet due to be paid; and
(g)    easements, rights of way, covenants, conditions, restrictions, encroachments, building code laws, zoning restrictions, rights-of-way, protrusions and similar encumbrances and title defects affecting Real Property imposed by law or recorded in the public records or arising in the ordinary course of business that do not secure any monetary obligations and that in the aggregate do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties, taken as a whole.
“Permitted Factoring Arrangement” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any such Subsidiary may sell, convey or otherwise transfer to an Acceptable Purchaser, and in connection therewith may grant a security interest in, any Receivables Assets of the Borrower or any of its Subsidiaries, in each case, on a non-recourse basis (except for Permitted Receivables Repurchase/Indemnity Obligations) on terms reasonably acceptable to the Administrative Agent.
“Permitted Receivables Repurchase/Indemnity Obligation” means any obligation of a seller of Receivables Assets in a Permitted Factoring Arrangement to (a) repurchase such assets or (b) indemnify the purchaser of such assets, in each case, arising as a result of a breach of any representation, warranty, covenant, agreement or indemnity entered into by the Borrower or any Subsidiary of the Borrower that is customary in non-recourse factoring arrangements, including as a result of (i) a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller, (ii) non-payment due to fraud, (iii) non-payment by reason of prohibition under applicable law and (iv) refusal by an insurance provider to honor the claim of the purchaser of Receivables Assets where the Borrower or such Subsidiary has failed to conform to the terms of the insurance policy.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Borrower or any Subsidiary, or any such plan to which the Borrower or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which the Borrower has any liability, in each case other than a Multiemployer Plan.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Prepayment Conditions” means the satisfaction of each of the following conditions: (a) no Event of Default shall have occurred and be continuing or would result from any such payment, (b) Liquidity would (after giving effect to such payment), exceed $50,000,000, and (c) immediately before and after giving effect to such payment, on a pro forma basis, as of the most recently ended test period for which financial statements shall have been delivered under Section 5.1(b) of this Agreement (calculated as if such payment had been made on the first day of the relevant testing period) the Loan Parties are in compliance with all financial covenants set forth in Section 6.1.
“Prime Rate” means the rate of interest per annum equal to the “prime rate” as displayed on the Bloomberg screen page that displays such rate; provided that if such rate of interest does not appear on a page of the Bloomberg screen, on the appropriate page of such other information service or such other source that publishes such rate as shall be selected by the Administrative Agent, then the “Prime Rate” shall mean the rate of interest per annum announced by the Administrative Agent as its prime rate in effect at its principal office. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 9.1(d).
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Property” means any real property owned or leased by the Borrower or any of its Subsidiaries.
“Receivables Assets” means (a) the Accounts of The Boeing Company (and its subsidiaries and affiliates) subject to a Permitted Factoring Arrangement and the proceeds thereof (but expressly excluding the purchase price paid by any Acceptable Purchaser with respect to such Accounts) and (b) all collateral securing such Accounts, all contracts and contract rights, guaranties or other obligations in respect of such Accounts, lockbox accounts and records with respect to such Accounts and any other assets customarily transferred (or in respect of which security interests are customarily granted), and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by the Borrower or any Subsidiary the Borrower in connection with a Permitted Factoring Arrangement.
“Recipient” means (a) the Administrative Agent, (b) any Lender, or (c) any Issuing Bank, as applicable.
“Register” has the meaning specified in Section 9.4(c).
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, brokers, trustees, administrators, managers, advisors and representatives, including accountants, auditors, and legal counsel of such Person and of such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, dumping, or other release (including any continuous release) of any substance at, in, on, into, onto or through the Environment.
“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Loans denominated in any Non-Dollar Currency, (1) the central bank for the Available Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Available Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
“Removal Effective Date” has the meaning specified in Section 8.6(b).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided that, at any time there are two or more unaffiliated Lenders, “Required Lenders” shall constitute at least two (2) unaffiliated Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resignation Effective Date” has the meaning specified in Section 8.6(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means (a) the chief executive officer, president, executive vice president or a Financial Officer of a Loan Party, (b) solely for purposes of the delivery of incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.1, any vice president, secretary or assistant secretary of a Loan Party and (c) solely for purposes of Borrowing Requests, requests for letters of credit, prepayment notices and notices for Revolving Commitment terminations or reductions given pursuant to Article II, any other officer or employee of the Borrower so designated from time to time by one of the officers described in clause (a) in a notice to the Administrative Agent (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the

Administrative Agent). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary, (ii) any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Subordinated Debt, and (iii) any purchase of Equity Interests from present or former officers, directors or employees (or their respective spouses, ex-spouses or estates) of any Loan Party or any of their respective Subsidiaries in connection with restricted stock or the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans upon the death, disability, retirement, severance or termination of employment of such officer, director or employee; provided that, for the avoidance of doubt, payments (whether in cash or in kind) or deliveries in respect of the Existing Convertible Notes (including, without limitation, interest payments and payments and/or deliveries due upon conversion, settlement or redemption thereof) shall not constitute Restricted Payments.
“Revaluation Date” means with respect to any Loan denominated in a Non-Dollar Currency, each of the following: (i) the date of the Borrowing of such Loan, (ii) each date of a continuation of such Loan pursuant to the terms of this Agreement, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.
“Revolving Commitment” means, with respect to each Lender on any date, the commitment, if any, of such Lender to make Revolving Loans and to purchase or otherwise acquire participations in LC Obligations and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.22, (b) reduced from time to time pursuant to Section 2.8 or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. As of the Closing Date, the aggregate amount of the Lenders’ Revolving Commitments is $300,000,000.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of such Lender’s outstanding Revolving Loans, such Lender’s participation in LC Obligations and participation in Swingline Loans at such time.
“Revolving Facility” has the meaning specified in the definition of “Facility”.

“Revolving Loan” means a Loan made pursuant to Section 2.1.
“S&P” means S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC, and any successor thereto.
“Sanctions” has the meaning specified in Section 3.14.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Secured Debt” means, as of any date of determination, the Total Debt of the Borrower and its Subsidiaries on a consolidated basis on such date, less the principal amount of all such Total Debt of the Borrower and its Subsidiaries that is unsecured on such date.
“Secured Deposit Account” means any DDA subject to a Secured Deposit Account Agreement.
“Secured Deposit Account Agreement” means a multi-party springing blocked account control agreement or lockbox account agreement with the bank at which a Secured Deposit Account is maintained, in form and substance reasonably satisfactory to the Administrative Agent.
“Secured Net Debt Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Secured Debt as of such day less unrestricted cash and Cash Equivalent Investments of the Loan Parties maintained in deposit accounts in the United States on such day to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on such last day of such fiscal quarter.
“Secured Obligations” means, collectively, (i) the Obligations and (ii) all Bank Product Obligations, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, the “Secured Obligations” shall exclude any Excluded Swap Obligations.
“Secured Parties” means the Administrative Agent, each Lender and any other holder of Secured Obligations.
“Security Agreement” means the Security Agreement made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.
“Security Documents” means the Security Agreement, any Intellectual Property Security Agreements (as defined in the Security Agreement) and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Secured Obligations.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Spot Rate” means on any day with respect to any Available Currency (other than Dollars), the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; provided that in the event that such rate does not appear on any Reuters World Currency Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Spot Rate shall instead be determined by the Administrative Agent using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error). Once the Spot Rate is revalued by the Administrative Agent, it will advise the Borrower and Lenders of the new Spot Rate.
“Subordinated Debt” means any unsecured Indebtedness of the Borrower or any Guarantor that is expressly subordinated in right of payment to the payment of the Secured Obligations, on terms that are acceptable to the Administrative Agent, in its reasonable discretion.
“Subsidiary” means, with respect to any Person, any other Person the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, by such Person, or (b) that is, as of such date, otherwise Controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall refer to a Subsidiary of the Borrower.
“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means HSBC, in its capacity as lender of Swingline Loans hereunder and any successors in such capacity.

“Swingline Loan” means a Loan made pursuant to Section 2.4.
“Swingline Sublimit” means an amount equal to the lesser of (a) $30,000,000, and (b) the Aggregate Revolving Commitments. The Swingline Sublimit is part of, and not in addition to, the Revolving Facility.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Target” has the meaning specified in the definition of “Permitted Acquisition”.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euros.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term CORRA” means, for any calculation with respect to a Term CORRA Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Term CORRA Determination Day the Term CORRA Reference Rate for such tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term CORRA Determination Day; provided, further, that if Term CORRA shall ever be less than the Floor, then Term CORRA shall be deemed to be the Floor.
“Term CORRA Administrator” means CanDeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.
“Term CORRA Determination Day” has the meaning specified in the definition of “Term CORRA”.

“Term CORRA Loan” means a Revolving Loan denominated in Canadian Dollars that bears interest based on Term CORRA (excluding, for certainty, any Canadian Prime Rate Loan).
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Term SOFR” means,
(a)    for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the “Alternate Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Alternate Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Alternate Base Rate Term SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then such rate shall be deemed to be equal to the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Borrowing” means, as to any Borrowing, the Term SOFR Loans comprising such Borrowing.

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, and the Revolving Credit Exposure of such Lender at such time.
“Total Debt” means all Indebtedness of the Borrower and its Subsidiaries described in sub-clauses (i), (ii), (iv), (v), (vi), (vii), (x) and (xiii) of the definition of “Indebtedness”, determined on a consolidated basis, excluding (a) contingent obligations in respect of Guarantees (except to the extent constituting Guarantees in respect of Indebtedness of a Person other than any Loan Party or their Subsidiaries), and (b) contingent obligations in respect of undrawn letters of credit or bankers’ acceptances.
“Total Net Debt Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Total Debt as of such day less unrestricted cash and cash equivalents of the Loan Parties maintained in deposit accounts in the United States on such day to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on such last day of such fiscal quarter.
“Trade Date” has the meaning specified in Section 9.4(b)(i)(B).
“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of the Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder, in each case, on the Closing Date.
“Treasury Regulations” means the regulations issued by the IRS under the Code, as such regulations may be amended from time to time.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to an applicable Benchmark, the Canadian Prime Rate or the Alternate Base Rate.
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“UK Bribery Act” has the meaning specified in Section 3.19.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” and “U.S.” mean the United States of America.
“Unsecured Notes” means any senior unsecured notes or convertible senior unsecured notes of the Borrower or any Guarantor issued in a public offering, in reliance on Rule 144A or in another private placement transaction, in accordance with applicable securities laws, on terms and conditions customary in the market for such notes (including, without limitation, any Convertible Notes).
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.17(g).
“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares required by law) are owned by such Person directly or through other Wholly Owned Subsidiaries of such Person.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Loan Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Loan Borrowing”).
Section 1.3.    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is not exclusive. The word “year” shall refer (i) in the case of a leap year, to a year of three hundred sixty-six (366) days, and (ii) otherwise, to a year of three hundred sixty-five (365) days. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (g) the words “renew”, “renewal” and variations thereof as used herein with respect to a Letter of Credit means to extend the term of such Letter of Credit or to reinstate an amount drawn under such Letter of Credit or both.
Section 1.4.    Accounting Terms and Determinations; GAAP.
(a)    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Sections 3.4 and 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)    Changes in GAAP. If the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
(c)    Pro Forma Calculations. Until such time that the Borrower provides the financial statements required by Section 5.1(b) for the fiscal quarter ending December 31, 2025, for purposes of determining compliance with any test in this Agreement which requires compliance with any financial covenant set forth in Section 6.1 on a pro forma basis, the Borrower shall demonstrate compliance with the applicable covenant levels required for the fiscal quarter ending December 31, 2025.
Section 1.5.    Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.6.    Time of Day. Unless otherwise specified, all references herein to time of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.7.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.8.    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, the Canadian Prime Rate, the Term CORRA Reference Rate, Term CORRA, the Eurocurrency Rate, any Alternative Currency Benchmark Rate, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, the Canadian Prime Rate, the Term CORRA Reference Rate, Term CORRA, the Eurocurrency Rate, any Alternative Currency Benchmark Rate, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, the Canadian Prime Rate, the Term CORRA Reference Rate, Term CORRA, the Eurocurrency Rate, any Alternative Currency Benchmark Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, the Canadian Prime Rate, the Term CORRA Reference Rate, Term CORRA, the Eurocurrency Rate, any Alternative Currency Benchmark Rate, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.9.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
Section 1.10.    Additional Alternative Currencies.
(a)    The Borrower may from time to time request that Revolving Loans be made in a currency other than Dollars, Canadian Dollars and Euros; provided that such requested currency is a lawful currency that is readily transferable and readily convertible into Dollars in the London interbank market. Such request shall be subject to the approval of the Administrative Agent and each Lender.
(b)    Any such request shall be made to the Administrative Agent not later than 12:00 noon (New York time), ten (10) Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent in its sole discretion). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Lender of the Alternative Currency Benchmark Rate applicable to such Alternative Currency and the minimum denominations applicable to partial prepayments (or assignments).
(c)    Any failure by a Lender to respond to such request within the time period specified in the preceding sentence (as extended by the Borrower and the Administrative Agent) shall be deemed to be a refusal by such Lender to permit Revolving Loans to be made in such requested currency. If the Administrative Agent and all the Lenders consent to making Revolving Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowing of Revolving Loans. If the Administrative

Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Borrower.
(d)    In connection with the approval by the Administrative Agent and the Lenders of any Alternative Currency in accordance with this Section 1.10, the Administrative Agent and the Borrower, will have the right, notwithstanding anything to the contrary herein or in any other Loan Document, to make any amendments to this Agreement as they determine are reasonably necessary to, and solely to, implement such Alternative Currency (and any Alternative Currency Benchmark Rate) and any such amendment will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided, for the avoidance of doubt, that no such amendment shall include any term that requires the consent of the affected Lenders or each Lender under Section 9.2(b).
Section 1.11.    Exchange Rates; Currency Equivalents.
(a)    The Administrative Agent shall determine the Dollar Amount of Loans denominated in Non-Dollar Currencies. Such Dollar Amount shall become effective as of the applicable Revaluation Date and shall be the Dollar Amount of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Non-Dollar Currency for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent.
(b)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Canadian Prime Rate Loan, Term CORRA Loan, Eurocurrency Rate Loan or any Loan in an Alternative Currency an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in a Non-Dollar Currency, such amount shall be the relevant Dollar Amount, as determined by the Administrative Agent.
ARTICLE II.

THE CREDITS
Section 2.1.    Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make Revolving Loans to the Borrower in one or more Available Currencies from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing to any Swingline Loans outstanding pursuant to Section 2.4) in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment then in effect, or (ii) the sum of the total Revolving Credit Exposure exceeding the Aggregate Revolving Commitments then in effect; provided that, the aggregate outstanding principal amount of Non-Dollar Revolving Loans shall not exceed the Non-Dollar Sublimit at any time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
Section 2.2.    Loans and Borrowings.

(a)    Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that, the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.4.
(b)    Subject to Section 2.13, each (i) Revolving Loan Borrowing denominated in Dollars shall be comprised entirely of Base Rate Loans or Term SOFR Loans, (ii) Revolving Loan Borrowing denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or Term CORRA Loans and (iii) Revolving Loan Borrowing denominated in Euros shall be comprised entirely of Eurocurrency Rate Loans, in each case as the Borrower may request in accordance with this Agreement. Each Swingline Loan shall be a Base Rate Loan and shall be denominated in Dollars.
(c)    At the commencement of each Interest Period for any Benchmark Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000. At the time that each Base Rate Borrowing or Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000; provided that, a Base Rate Borrowing or Canadian Prime Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments then in effect or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that, there shall not at any time be more than a total of twelve (12) Benchmark Rate Borrowings of any type under the Facility outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.3.    Requests for Borrowings. To request a Borrowing (other than a Swingline Loan Borrowing, which may be requested under Section 2.4(b)), the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request signed by the Borrower by (a) in the case of a Benchmark Rate Borrowing, not later than 11:00 a.m. three (3) Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing or Canadian Prime Rate Borrowing, not later than 11:00 a.m. one (1) Business Day before the date of the proposed Borrowing; provided that, any such notice of a Base Rate Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e) may be given not later than 10:00 a.m. on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be submitted by hand delivery, telecopy or (if arrangements for doing so have been approved by the Administrative Agent)

electronic communication to the Administrative Agent. Each such Borrowing Request shall specify the following information in compliance with Section 2.2:
(i)    the aggregate principal amount of the requested Borrowing and the currency thereof;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be a Base Rate Borrowing, a Canadian Prime Rate Borrowing or a Benchmark Rate Borrowing;
(iv)    in the case of a Benchmark Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.6.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing denominated in Dollars. If no Interest Period is specified with respect to any requested Benchmark Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.4.    Swingline Loans.
(a)    Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance on the agreements of the Lenders set forth in this Section 2.4, agrees to make Swingline Loans under the Revolving Commitments to the Borrower in Dollars from time to time on any Business Day during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit, (ii) the total Revolving Credit Exposure exceeding the Aggregate Revolving Commitments then in effect, or (iii) the Revolving Credit Exposure of any Lender exceeding such Lender’s Revolving Commitment; provided that, the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be in an amount that is not less than $1,000,000. Swingline Loans shall be Base Rate Loans. Immediately upon the making of a Swingline Loan by the Swingline Lender, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a participation in such Swingline Loan in an amount equal to such Lender’s Applicable Percentage of the amount of such Swingline Loan.
(b)    To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request signed by the Borrower (by hand delivery, telecopy or, if arrangements for doing so have been approved by the Administrative Agent, electronic communication), not later than 12:00 noon on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to a deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(e), by remittance to the applicable Issuing Bank) by 3:00 p.m. on the requested date of such Swingline Loan.
(c)    (i)    The Swingline Lender may, at any time and from time to time in its sole and absolute discretion, request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), on one Business Days’ notice given by the Swingline Lender not later than 12:00 noon, that each Lender make, and each Lender hereby agrees to make, a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Sections 2.2 and 2.3, without regard to the minimums and multiples specified therein, but subject to the aggregate unused Revolving Commitments and the conditions set forth in Section 4.2. The Swingline Lender shall furnish the Borrower with a copy of such Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s office not later than 10:00 a.m. one Business Day after the date of such Borrowing Request, whereupon, subject to clause (c)(ii) of this Section 2.4, each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.
(ii)    If for any reason any Swingline Loan cannot be refinanced by a Revolving Loan Borrowing in accordance with clause (c)(i) of this Section 2.4, the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender (or, if the Swingline Lender has not submitted a request for Base Rate Loans, the Swingline Lender may request by notice to the Administrative Agent) that each of the Lenders fund its participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to clause (c)(i) shall be deemed payment in respect of such participation. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan funded pursuant to this clause (c)(ii), and thereafter payments in respect of such Swingline Loan (to the extent of such funded participations) shall be made to the Administrative Agent and not to the Swingline Lender.
(iii)    Each Lender agrees that its obligation to acquire participations in Swingline Loans and make Revolving Loans pursuant to this Section 2.4 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, counterclaim, recoupment, defense, deduction, abatement, withholding or reduction whatsoever; provided that, each Lender’s obligation to make Revolving Loans pursuant to this Section 2.4 is subject to the conditions set forth in Section 4.2.
(iv)    Each Lender shall comply with its obligations under this Section 2.4(c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participation was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due) shall be promptly remitted, in like funds received, to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent, in such funds, to the Lenders that shall have made their payments pursuant to this Section 2.4(c) and to the Swingline Lender, as their interests may appear; provided that, any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this Section 2.4 shall not relieve the Borrower of any default in the payment thereof. Notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to this Section 2.4 if an Event of Default had occurred and was continuing at the time such Swingline Loan was made and such Lender notified the Swingline Lender in writing, at least one Business Day prior to the time such Swingline Loan was made, that such Event of Default had occurred and that such Lender would not acquire participations in Swingline Loans made while such Event of Default was continuing.
(v)    The Swingline Lender may resign at any time by giving thirty (30) days’ prior notice of its resignation to the Administrative Agent, the Lenders and the Borrower. Upon receipt of any such notice of resignation, a successor Swingline Lender (which shall be a Lender) may be appointed by the Required Lenders or the Borrower, in each case, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed). If no such successor shall have been so appointed by the Required Lenders or the Borrower and shall have accepted such appointment within thirty (30) days after the retiring Swingline Lender gives notice of its resignation (or such earlier day as shall be agreed by the Borrower), such resignation shall become effective on such thirtieth (30th) day, whether or not a successor has been appointed. After the resignation of a Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement and the other Loan Documents with respect to

Swingline Loans made by it prior to such resignation but shall not be required to make any additional Swingline Loans.
Section 2.5.    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.1, the Borrower may request any Issuing Bank, in reliance on (among other things) the agreements of the Lenders set forth in this Section 2.5, to issue, at any time and from time to time on any Business Day during the Availability Period, Letters of Credit denominated in Dollars for the account of the Borrower or any other Loan Parties in such form as is acceptable to such Issuing Bank in its reasonable determination; provided that no Issuing Bank shall be obligated to issue any Letter of Credit or to extend, reinstate or otherwise amend any Letter of Credit if, after giving effect thereto, (A) the total Revolving Credit Exposure would exceed the Aggregate Revolving Commitments then in effect, (B) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Commitment, (C) the LC Obligations would exceed the LC Sublimit or (D) the LC Obligations of the applicable Issuing Bank would exceed such Issuing Bank’s LC Commitment. Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Person that is the subject of Sanctions, or in any country or territory that is the subject of Sanctions, or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.\
(b)    Notice of Issuance, Extension, Reinstatement or Other Amendment; Certain Conditions.
(i)    To request the issuance of a Letter of Credit (or the extension of its term, reinstatement of amounts paid, or other amendment or extension of its terms and conditions), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to the applicable Issuing Bank and to the Administrative Agent (reasonably in advance of the requested date of issuance, extension, reinstatement or other amendment) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be extended, reinstated or otherwise amended, and specifying the date of issuance, extension, reinstatement or other amendment (which shall be a Business Day), the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, extend, reinstate or otherwise amend such Letter of Credit. If requested by any Issuing Bank, the Borrower also shall submit an LC Application and reimbursement agreement on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any form of LC Application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, such Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(ii)    If the Borrower so requests in any notice requesting the issuance of a Letter of Credit (or the amendment of an outstanding Letter of Credit), any Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit shall permit such Issuing Bank to prevent any such extension at least once in each one-year period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such one-year period to be agreed upon by the Borrower and such Issuing Bank at the time such Letter of Credit is issued. Unless otherwise directed by such Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.5(c); provided, that no Issuing Bank shall (1) permit any such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) be obligated to permit such extension if such Issuing Bank has (A) determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date), or (B) received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.2 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.
(iii)    No Issuing Bank shall be under any obligation to issue any Letter of Credit if: (1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain any Issuing Bank from issuing such Letter of Credit, or request that such Issuing Bank refrain from issuing such Letter of Credit, or any Law applicable to such Issuing Bank shall prohibit the issuance of letters of credit generally or such Letter of Credit In particular, or any such order, judgment or decree, or Law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any reimbursed loss, cost or expense that was not applicable on the Closing Date and that such Issuing Bank in good faith deems material to it; (2) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; or (3) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $500,000.
(iv)    A Letter of Credit shall be issued, extended, reinstated or otherwise amended only if (and upon issuance, extension, reinstatement or other amendment of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, extension, reinstatement or other amendment (1) the LC Obligations shall not exceed the LC Sublimit, (2) the total Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitments, (3) the LC Obligations of the applicable Issuing Bank shall not exceed such Issuing Bank’s LC Commitment and (4) the other conditions thereto set forth in this Agreement are met.
(v)    No Issuing Bank shall be under any obligation to issue any amendment to any Letter of Credit if such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof.
(c)    Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, one year after the then-current expiration date of such Letter of Credit), and (ii) the date that is ten (10) Business Days prior to the Maturity Date.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof), and without any further action on the part of the Issuing Banks or the Lenders, the Issuing Banks hereby grant to each Lender, and each Lender hereby acquires from the Issuing Banks, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any extension, reinstatement or other amendment of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments.
In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for the account of the Issuing Banks, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Banks and not reimbursed by the Borrower on the date due as provided in clause (e) of this Section 2.5, or of any reimbursement payment required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 A.M. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 A.M. on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000.00, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with a Base Rate Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.5(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.5(e) to reimburse the applicable Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.5(e) to reimburse any Issuing Bank for any LC Disbursement (other than the funding of Base Rate Revolving Loans or Swingline Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in clause (e) of this Section 2.5 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.5, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s Obligations hereunder.
None of the Administrative Agent, the Lenders or the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance, assignment or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any circumstance referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to indirect, special, punitive, consequential or exemplary damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by any Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of fraud, gross negligence or willful misconduct on the part of any Issuing Bank (as determined in a final and non-appealable judgment by a court of competent jurisdiction), the Issuing Banks shall be deemed to have exercised care in each such determination and that: (i) each Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or amendment thereto with a replacement marked as such or waive a requirement for its presentation; (ii) each Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms and conditions of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms and conditions of such Letter of Credit (even if not in strict compliance with the terms and conditions of such Letter of Credit) and without regard to any non-documentary condition in such Letter of Credit; (iii) each Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit, and (iv) no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)    Disbursement Procedures. The applicable Issuing Bank for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if such Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by such Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Banks and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If an Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to clause (e) of this Section 2.5, then Section 2.12(d) shall apply. Interest accrued pursuant to this clause (h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to clause (e) of this Section 2.5 to reimburse the applicable Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of any Issuing Bank.

(i)    Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders and the other Issuing Banks of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter, and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.
(ii)    Any Issuing Bank may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit. Upon the effectiveness of the resignation of any Issuing Bank, such Issuing Bank’s LC Commitment shall be reduced to zero, and the remaining Issuing Banks may (but shall not be required to), in consultation with the Borrower, reallocate such LC Commitment as they mutually agree.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this clause (j), the Borrower shall immediately deposit into an account or accounts established and maintained on the books and records of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders, an amount in cash equal to 105% of the LC Obligations as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.1(h) and Section 7.1(i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. In addition, and without limiting the foregoing or clause (c) of this Section 2.5, if any LC Obligations remains outstanding after the expiration date specified in said clause (c), the Borrower shall immediately deposit into the collateral account or other account established and maintained on the books and records of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders, an amount in cash equal to 105% of such LC Obligations as of such date plus any accrued and unpaid interest thereon. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral to secure the Secured Obligations, free and clear of all other Liens.
The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such cash collateral account. Such deposits shall not bear interest. Moneys in such cash collateral account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the Required Lenders), shall be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
(k)    Applicability of ISP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued by any Issuing Bank, the rules of the ISP shall be stated therein to apply to each standby Letter of Credit.
(l)    Letters of Credit Issued for account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, another Loan Party or a Subsidiary, the Borrower shall be obligated as a primary obligor to reimburse the Issuing Banks hereunder for any and all drawings under such Letter of Credit and irrevocably waives to the fullest extent permitted by law any defenses that might otherwise be available to it as a guarantor or surety of obligations of such other Loan Party or Subsidiary. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any other Loan Party or any Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the business of such Loan Party or Subsidiary. To the extent that any Letter of Credit is issued for the account of another Loan Party or any Subsidiary of the Borrower, the Borrower agrees that (i) such other Loan Party or Subsidiary shall have no rights against the applicable Issuing Bank, the Administrative Agent or any Lender, (ii) the Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement and any application or reimbursement agreement, (iii) the Borrower shall have sole right to give instructions and make agreements with respect to this Agreement and the Letter of Credit, and the disposition of documents related thereto, and (iv) the Borrower shall have all powers and rights in respect of any security arising in connection with the Letter of Credit and the transaction related thereto. The Borrower shall, at the request of any Issuing Bank, cause such other Loan Party or Subsidiary to execute and deliver an agreement confirming the terms specified in the immediately preceding sentence and acknowledging that it is bound thereby.
(m)    Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.5, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions and amendments, all expirations and cancellations and all disbursements and reimbursements, (ii) within three (3) Business Days following the time that such Issuing Bank issues, amends or extends any Letter of Credit, the date of such issuance, amendment or extension, and the currency and available amount of the Letters of Credit issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
(n)    Existing Letters of Credit. Each Existing Letter of Credit shall be deemed to be a Letter of Credit issued under this Agreement and governed by the terms and conditions hereof.
Section 2.6.    Funding of Borrowings.
(a)    Each Lender shall make the amount of each Borrowing to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as designated in writing to the Administrative Agent in a form acceptable to the Administrative Agent; provided that, Base Rate Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.6 and may, in its sole and absolute discretion in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Nothing in this Section 2.6(b) shall obligate the Administrative Agent to prefund any amount.
Section 2.7.    Interest Elections.
(a)    The Loans comprising each Borrowing initially shall be of the Type and Class specified in the applicable Borrowing Request and, in the case of a Benchmark Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise specified in Section 2.3. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Benchmark Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.7. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.7 shall not apply to Swingline Loan Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section 2.7, the Borrower shall notify the Administrative Agent of such election by submitting an Interest Election Request signed by the Borrower by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be submitted by hand delivery or telecopy (or, if arrangements for doing so have been approved by the Administrative Agent, electronic communication) to the Administrative Agent.
(c)    Each written Interest Election Request pursuant to this Section 2.7 shall specify the following information in compliance with Section 2.2:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be a Base Rate Borrowing, a Canadian Prime Rate Borrowing or a Benchmark Rate Borrowing; and

(iv)    if the resulting Borrowing is a Benchmark Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests a Benchmark Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Benchmark Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to (i) in the case of a Term SOFR Borrowing, have been converted to a Base Rate Borrowing, (ii) in the case of a Term CORRA Borrowing, have been converted to Canadian Prime Rate Borrowing, and (iii) in the case of any other Benchmark Rate Borrowing, have been selected to be automatically continued as Borrowing bearing interest at the applicable Benchmark with a one (1) month Interest Period, in each case at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Benchmark Rate Borrowing and (ii) unless repaid, each (x) Term SOFR Borrowing and Eurocurrency Rate Borrowing shall be converted to a Base Rate Borrowing denominated in Dollars (in an amount equal to the Dollar Amount of the applicable Non-Dollar Currency, if applicable) at the end of the Interest Period applicable thereto and (y) each Term CORRA Borrowing shall automatically be converted to a Canadian Prime Rate Borrowing at the end of the applicable Interest Period therefor.
Section 2.8.    Termination and Reduction of Revolving Commitments.
(a)    Unless previously terminated, the Revolving Commitments shall be automatically and permanently reduced to zero on the Maturity Date.
(b)    [Intentionally Omitted].
(c)    The Borrower may, at any time and from time to time, reduce or terminate the Revolving Commitments; provided that, (i) each partial reduction of the Revolving Commitment shall be in a minimum amount of $1,000,000 or in an integral multiple of $500,000 in excess thereof, (ii) the Revolving Commitment shall not be reduced to an amount less than $100,000,000 (other than in connection with a termination of all of the Revolving Commitments and the Payment in Full of all Obligations hereunder) and (iii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposure would exceed the Aggregate Revolving Commitments.

(d)    The Borrower shall notify the Administrative Agent of any election to reduce or terminate the Revolving Commitments under clause (c) of this Section 2.8 at least ten (10) days prior to the effective date of such reduction or termination, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.8 shall be irrevocable; provided that, any such notice of reduction or termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or closing of another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any reduction or termination of the Revolving Commitments shall be permanent.
(e)    Each termination or reduction in the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective applicable Revolving Commitments.
Section 2.9.    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then-unpaid principal amount of each Revolving Loan on the Maturity Date, and (ii) to the Swingline Lender the then-unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that, on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.
(b)    All Loans shall be repaid, whether pursuant to this Section 2.9 or otherwise, in the currency in which they were made.
(c)    Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder and any promissory note evidencing such Loan, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(e)    The entries made in the accounts maintained pursuant to clause (c) or (d) of this Section 2.9 shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that, the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations or the Loans in accordance with the terms of this Agreement.

(f)    Upon the request of any Lender made through the Administrative Agent, the Borrower shall prepare, execute and deliver to such Lender a promissory note (each, a “Note”) of the Borrower payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit B, which shall evidence such Lender’s Loan in addition to such records.
Section 2.10.    Prepayment of Loans.
(a)    Voluntary. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with this Section 2.10.
(b)    Mandatory. The Borrower shall make a prepayment of the Loans until Paid in Full upon the occurrence of any of the following at the following times and in the following amounts:
(i)    If, at any time, the aggregate amount of the Lenders’ Revolving Credit Exposure (excluding for this purpose any outstanding Letters of Credit that have been Cash Collateralized) exceeds the Aggregate Revolving Commitments, the Borrower shall promptly (and in any event, within one (1) Business Day after the date when such excess first arose) (x) repay the Revolving Loans and/or Swingline Loans in an amount necessary to eliminate such excess and (y) if, after giving effect to the repayment in full of all outstanding Revolving Loans such excess has not been eliminated, Cash Collateralize the outstanding Letters of Credit.
(ii)    Mandatory prepayments of the Loans shall be applied, first, to prepayment of the Swingline Loans; second, if all Swingline Loans have been paid in full, to repayment of outstanding LC Disbursements; third, if all Swingline Loans and outstanding LC Disbursements have been paid in full, to prepayment of the Revolving Loans; and fourth, if all Swingline Loans, outstanding LC Disbursements and Revolving Loans have been paid in full, to Cash Collateralize all LC Obligations, if any, in an amount equal to 105% of such LC Obligations, on terms, pursuant to documentation, and in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank.
(c)    Notice Matters. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by submitting a written notice signed by the Borrower of any prepayment hereunder (i) in the case of prepayment of a Benchmark Rate Borrowing, not later than 11:00 a.m. three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a Base Rate Borrowing or Canadian Prime Rate Borrowing, not later than 11:00 a.m. one (1) Business Day before the date of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.8, then such notice of prepayment may be revoked or postponed if such notice of termination is revoked or postponed in accordance with Section

2.8. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing under Section 2.10(a) shall be in an amount that would be permitted in the case of an advance of Borrowing of the same Type as provided in Section 2.2. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12. If a Benchmark Rate Loan is prepaid on any day other than the last day of the Interest Period or Interest Payment Date applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16.
Section 2.11.    Fees.
(a)    Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee which shall accrue at the Applicable Rate on the daily amount of the unused Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates (for clarification purposes, outstanding Swingline Loans shall only constitute usage of the Swingline Lender). Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.
(b)    Letter of Credit Fees.
(i)    LC Participation Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a Letter of Credit fee with respect to its participations in each outstanding Letter of Credit on the daily maximum amount then available to be drawn under such Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Rate for Revolving Loans maintained as Term SOFR Loans during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Obligations. Such accrued fees shall be payable in arrears on the last Business Day of each of March, June, September and December, commencing on the first such date to occur after the Closing Date, and on the date on which the Revolving Commitments terminate; provided that any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.
(ii)    LC Fronting Fees. The Borrower agrees to pay to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank at a rate per annum equal to the percentage separately agreed upon between the Borrower and such Issuing Bank on the daily maximum amount then available to be drawn under such Letter of Credit, during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Issuing Bank ceases to have any LC Obligations. Accrued fronting fees shall be payable in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Closing Date, and on the date on which the Revolving Commitments terminate; provided that any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. In addition, the Borrower agrees to pay to each Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to such Issuing Bank within three Business Days after its demand therefor and are nonrefundable.
(c)    Administrative Agent’s Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees payable in the amounts and at the times set forth in the Fee Letter or as otherwise separately agreed in writing between the Borrower and the Administrative Agent.
(d)    Computation of Fees; Etc. All fees payable under this Section 2.11 shall be computed on the basis of a year of 360 days. The fees under Section 2.11(a) shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The fees under Section 2.11(b) shall be payable for the actual number of days elapsed (including the first day and the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to (i) the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Lenders and (ii) to the applicable Issuing Bank, in the case of fees payable to such Issuing Bank. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.
Section 2.12.    Interest.
(a)    The Loans comprising each (i) Base Rate Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate for Base Rate Loans and (ii) Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate for Canadian Prime Rate Loans.
(b)    The Loans comprising each Benchmark Rate Borrowing shall bear interest at the applicable Benchmark for the Interest Period in effect for such Borrowing plus the Applicable Rate for Benchmark Rate Loans.
(c)    Interest on each Loan shall be payable in the currency in which each Loan was made.
(d)    Notwithstanding anything to the contrary herein, upon the request of the Required Lenders, at any time an Event of Default exists, (i) the Applicable Rate with respect to each Loan and any Letter of Credit shall be increased by 2%, and (ii) all other amounts payable by the Borrower hereunder shall bear interest at a rate 2% above the rate applicable to Base Rate Borrowings as provided in clause (a)(i) above, in each of the foregoing clauses (i) and (ii), after as well as before judgment; provided, that the increases described in this Section 2.12(d) shall be effective immediately upon (x) any amount of principal of any Loan not being paid when due (without regard to any applicable grace period), whether at stated maturity, by acceleration or otherwise, or (y) an Event of Default described in Section 7.1(h) or Section 7.1(i).

(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that, (i) interest accrued pursuant to Section 2.12(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan or a Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Benchmark Rate Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to (i) the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, (ii) Canadian Prime Rate Loans and (iii) Term CORRA Loans shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Prime Rate, Eurocurrency Rate, Term CORRA, Term SOFR or any Alternative Currency Benchmark Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(g)    In connection with the use or administration of SOFR, EURIBOR, Term CORRA, or any Alternative Currency Benchmark Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of SOFR, EURIBOR, Term CORRA, or any Alternative Currency Benchmark Rate.
Section 2.13.    Alternate Rate of Interest.
(a)    Subject to clauses (b), (c), (d), and (e) of this Section 2.13, if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that prior to the commencement of any Interest Period for a Benchmark Rate Borrowing adequate and reasonable means do not exist for ascertaining the applicable Benchmark for an Interest Period with the duration of such Interest Period;
(ii)    the Administrative Agent is advised that the Required Lenders have determined (which determination shall be conclusive absent manifest error) that, with respect to any Loan denominated in a Non-Dollar Currency, a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Non-Dollar Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls); or

(iii)     the Administrative Agent is advised by the Required Lenders that the applicable Benchmark for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for an Interest Period with the duration of such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, followed promptly by written confirmation thereof delivered by electronic communication (including, but not limited to email or the approved electronic portal maintained by the Administrative Agent) as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.7 or a new notice of Borrowing in accordance with the terms of Section 2.3, any interest election request that (i) requests the conversion of any Borrowing to, or continuation of any Borrowing as a Term SOFR Borrowing, and any notice of Borrowing that requests a Term SOFR Borrowing shall instead be deemed to be an interest election request or a notice of Borrowing, as applicable, for a Base Rate Loan, (ii) requests the conversion of any Borrowing to, or continuation of any Borrowing as a Term CORRA Borrowing, and any notice of Borrowing that requests a Term CORRA Borrowing shall instead be deemed to be an interest election request or a notice of Borrowing, as applicable, for a Canadian Prime Rate Loan, and (iii) requests the conversion of any Borrowing to, or continuation of any Borrowing as a Eurocurrency Rate Borrowing or as an Alternative Currency Benchmark Rate Borrowing, and any notice of Borrowing that requests a Eurocurrency Rate Borrowing or an Alternative Currency Benchmark Rate Borrowing shall instead be deemed to have been revoked; provided that if the circumstances giving rise to such notice affect only one type of Borrowings, then all other types of Borrowings shall be permitted. Furthermore, if any Benchmark Rate Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13 with respect to the rate applicable to such Benchmark Rate Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.7 or a new notice of Borrowing in accordance with the terms of Section 2.3, for Loans (i) denominated in Dollars, any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute a Base Rate Loan on such day, (ii) denominated in Canadian Dollars, any Term CORRA Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute a Canadian Prime Rate Loan on such day and (iii) denominated in Euros or any Alternative Currency, any Eurocurrency Rate Loan or Alternative Currency Benchmark Rate Loan shall either (1) be converted by the Administrative Agent into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Loan) at the end of the applicable Interest Period or (2) be prepaid in full at the end of the applicable Interest Period.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and

the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.13(b) will occur prior to the applicable Benchmark Transition Start Date. No Hedging Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.13.
(c)    In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.13(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate, the Term CORRA Reference Rate or EURIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a

Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period for any Benchmark, the Borrower may revoke any pending request for a Benchmark Rate Loan determined by reference to such Benchmark, or any conversion to or continuation of Benchmark Rate Loans determined by reference to such Benchmark, as applicable, to be made, converted or continued during any Benchmark Unavailability Period with respect to such Benchmark and, failing that (i) in the case of any request for an affected Term SOFR Borrowing if applicable, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans, (ii) in the case of any request for an affected Term CORRA Borrowing if applicable, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Canadian Prime Rate Loans and (iii) in the case of any request for any other affected Benchmark Rate Borrowing, then such request shall be ineffective. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate or Canadian Prime Rate, as applicable, based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate or Canadian Prime Rate, as applicable.
Section 2.14.    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, such Issuing Bank or other Recipient, the Borrower will pay to such Lender, such Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender, an Issuing Bank or other Recipient setting forth the amount or amounts necessary to compensate such Lender, such Issuing Bank or other Recipient or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.14 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, such Issuing Bank or other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender, any Issuing Bank or other Recipient to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s, such Issuing Bank’s or other Recipient’s right to demand such compensation; provided that, the Borrower shall not be required to compensate a Lender, an Issuing Bank or other Recipient pursuant to this Section 2.14 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender, such Issuing Bank or other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, such Issuing Bank’s or such other Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.15.    Change in Legality. Notwithstanding any other provision of this Agreement, if (x) any Change in Law shall make it unlawful for any Lender to make or maintain, or convert any Loan into, a Benchmark Rate Loan or (y) with respect to any Eurocurrency Rate Loan, any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Euros in the applicable offshore interbank market for Euros, then, upon written notice by such Lender to the Borrower and to the Administrative Agent, which notice shall specify the extent of such unlawfulness (e.g., whether such unlawfulness applies to Benchmark Rate generally or only to Interest Periods of a particular length):
(a)    any applicable request for (x) the making or continuation of Benchmark Rate Loans, (y) the conversion of Base Rate Loans into Term SOFR Loans or (z) the conversion of Canadian Prime Rate Loans into Term CORRA Loans, shall, solely as to such Lender and to the extent a Benchmark Rate Loan by such Lender would be (or during the applicable Interest Period would become) unlawful, be disregarded and the Loan of such Lender that would be part of the applicable Borrowing shall (i) with respect to Term SOFR Loans, be made as, converted to or continue to be maintained as a Base Rate Loan, (ii) with respect to Term CORRA Loans, be made as, converted to or continue to be maintained as a Canadian Prime Rate Loan and (iii) with respect to any other Benchmark Rate Loans, be converted to a Base Rate Loan denominated in Dollars; and
(b)    each outstanding Benchmark Rate Loan of such Lender shall, on the last day of the Interest Period therefor (unless such Loan may be continued as a Benchmark Rate Loan for the full duration of any requested new Interest Period without being unlawful) or on such earlier date as such Lender shall specify is necessary pursuant to the applicable Change in Law, convert to (x) with respect to Term CORRA Loans, a Canadian Prime Rate Loan or (y) with respect to any other Benchmark Rate Loans, a Base Rate Loan denominated in Dollars.
Section 2.16.    Compensation for Losses. In the event that (a) any payment of a Benchmark Rate Loan is required, made or permitted on a date other than the last day of the then current Interest Period or Interest Payment Date applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Benchmark Rate Loan other than on the last day of the Interest Period or Interest Payment Date applicable thereto, or (c) the failure to convert, continue, borrow or prepay any Benchmark Rate Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender delivered to the Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown on any such certificate upon demand.
Section 2.17.    Taxes.
(a)    Issuing Banks; FATCA. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “Applicable Law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by Withholding Agent, then Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the applicable provisions of this Agreement relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set-off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(g)(ii)(A) and 2.17(g)(ii)(B) and 2.17(h) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” Article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” Article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner; and
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(D)    Documentation Required by FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause ((h)), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all other Obligations.
(j)    Updates. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.17 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
Section 2.18.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.14, 2.16 or 2.17, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the sole and absolute discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon and fees with respect thereto. All such payments shall be made to the Administrative Agent at its offices at 66 Hudson Boulevard E, New York, NY 10001, United States, except payments to be made directly to any Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.16, 2.17 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension; provided that if the next succeeding Business Day is after the Maturity Date, as applicable, payment shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein and except with respect to principal of or interest on Loans denominated in an Available Currency other than Dollars, all such payments shall be made in Dollars. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal of and interest on Loans denominated in an Available Currency other than Dollars shall be made in such Available Currency. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Available Currency other than Dollars, the Borrower shall make such payment in Dollars in the Dollar Amount of such Available Currency payment amount.
(b)    Except as otherwise provided in Section 7.2, if, at any time, insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing to them; provided that:
(x)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(y)    the provisions of this Section 2.18(c) shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.20 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant.
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may in its sole and absolute discretion assume that the Borrower has made such payment on such date in accordance herewith and may, in its sole and absolute discretion in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing in this Section 2.18(d) shall obligate the Administrative Agent to prefund any amount.
(e)    The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.3(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.3(c).
Section 2.19.    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or delivers a notice described in Section 2.15, or requires the Borrower to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce any amount payable pursuant to Section 2.14 or Section 2.17, or illegality, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The

Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if any Lender delivers a notice described in Section 2.15 or if the Borrower is required to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.19(a) (each such Lender, an “Increased Cost Lender”), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.17) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.4;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    in the case of any such assignment resulting from a notice of illegality under Section 2.15, such assignment will eliminate such illegality;
(v)    such assignment does not conflict with Applicable Law; and
(vi)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender and each Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or such Issuing Bank, as the case may be, as assignor, any Assignment and Assumption necessary to effect any assignment of such Lender’s or such Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.19. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as an Increased Cost Lender, Non-Consenting Lender or Defaulting Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effect such assignment in accordance with Section 9.4. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.4 on behalf of an Increased Cost Lender, Non-Consenting Lender or Defaulting Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.4.
Section 2.20.    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the applicable Issuing Bank’s Fronting Exposures with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Cash Collateral Amount (i) until such time any of the events described in clause (c) below has occurred or (ii) until such time as the Defaulting Lender’s rights and obligations have been assigned in accordance with Section 9.4(b)(vii) of this Agreement.
(a)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (b) below. If, at any time, the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Cash Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the applicable Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.20 or Section 2.21 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.21, the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that, to the extent that such Cash Collateral was provided by the Borrower, any such Cash Collateral so held shall remain subject to the security interest granted pursuant to the Loan Documents.
Section 2.21.    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in the definition of Required Lenders and Section 9.2(b).
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.1 or otherwise), or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.8, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposures with respect to such Defaulting Lender in accordance with Section 2.20; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent in its sole and absolute discretion, to be held in a deposit account as Cash Collateral for release in such order as the Administrative Agent shall determine in order to satisfy (x) such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, (y) the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.20, and (z) such Defaulting Lender’s future indemnity obligations to the Administrative Agent under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made, or the related Letters of Credit were issued, at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive participation fees under Section 2.11(a) with respect to its participation in Letters of Credit for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.20.
(C)    With respect to any participation fees with respect to Letters of Credit not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 9.16, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, within one (1) Business Day following notice by the Administrative Agent, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure, and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposures in accordance with the procedures set forth in Section 2.20.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the Facility (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustment will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
Section 2.22.    Increase in Commitment.
(a)    Request for Increase. If no Default or Event of Default has occurred and is continuing the Borrower may, from time to time, request (each an “Incremental Commitment Request”) by delivering a notice to the Administrative Agent (who shall promptly notify the Lenders of the substance thereof) that the Revolving Commitment be increased by an aggregate amount (for all such requests) not exceeding (x) $100,000,000 plus (y) an additional unlimited amount so long as the Maximum Leverage Requirement is satisfied (each such increase, an “Incremental Commitment”); provided that, (i) each such Incremental Commitment Request shall request an increase in a minimum amount of $10,000,000 (or, if less, the remaining portion of such total amount) and integral multiples of $10,000,000 in excess thereof and (ii) the Borrower may not submit more than five (5) Incremental Commitment Requests during the term of this Agreement. Each Incremental Commitment Request shall specify (A) the date on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than fifteen (15) Business Days (or such other date as agreed by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (B) the requested amount of such Incremental Commitment. Incremental Commitments may be provided by any existing Lender (but no existing Lender will have an obligation to make any Incremental Commitment) or by any additional Lender in accordance with the terms of Section 2.22(c) (each such existing Lender or additional Lender providing such Incremental Commitment, an “Incremental Lender”).
(b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within the required time period whether or not it agrees to provide any portion of the applicable Incremental Commitment and, if so, shall specify the amount of such Incremental Commitment it desires to be allocated to it. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. Each determination by a Lender to provide a portion of an Incremental Commitment shall be made by it in its sole and absolute discretion.
(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each Incremental Commitment Request. To achieve the full amount of the Incremental Commitment specified in the applicable Incremental Commitment Request, subject to the approval of the Administrative Agent, the Swingline Lender and each Issuing Bank (which approvals shall not be unreasonably withheld) the Borrower may obtain the agreement of additional Eligible Assignees to become Lenders pursuant to an Incremental Commitment Joinder Agreement. Each such Eligible Assignee shall, as a condition to participating in any Incremental Commitment, be required to deliver all forms, if any, that are required to be delivered by such Eligible Assignee pursuant to Section 2.17(g) and any other information that the Administrative Agent requires from Lenders as a condition to becoming a party to this Agreement.
(d)    Effective Date and Allocations. If the Commitment is increased in accordance with this Section 2.22, the Administrative Agent and the Borrower shall determine the effective date of each such increase (each an “Incremental Commitment Increase Effective Date”) and the final allocation of each Incremental Commitment. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the applicable Incremental Commitment Increase Effective Date.
(e)    Conditions to Effectiveness of Increase. In connection with the occurrence of each Incremental Commitment Increase Effective Date, the Borrower shall (a) pay all reasonable fees and out-of-pocket expenses (including any upfront fees and reasonable fees and out-of-pocket expenses of counsel) of the Lenders providing such Incremental Commitment and

HSBC, in its capacity as Administrative Agent on or prior to the Incremental Commitment Increase Effective Date and (b) deliver to the Administrative Agent a certificate dated as of such Incremental Commitment Increase Effective Date and signed by a Financial Officer (i) certifying and attaching the resolutions adopted by each Loan Party approving the applicable Incremental Commitment and (ii) certifying that:
(i)    immediately prior to and after giving effect on a pro forma basis to the applicable Incremental Commitment, the representations and warranties of the Loan Parties contained in ARTICLE V and the other Loan Documents are true and correct in all material respects on and as of such Incremental Commitment Increase Effective Date; provided that such representations and warranties (x) that relate solely to an earlier date were true and correct in all material respects as of such earlier date and (y) are true and correct in all respects if they are qualified by a materiality standard;
(ii)    immediately prior to and after giving effect on a pro forma basis to the applicable Incremental Commitment, no Default or Event of Default shall have occurred and be continuing; and
(iii)    for the most recently completed Computation Period prior to the applicable Incremental Commitment Increase Effective Date, the Loan Parties are in compliance on a pro forma basis with the financial covenants set forth in Section 6.1 before and after giving pro forma effect to the Borrowings to be made on the Incremental Commitment Increase Effective Date, calculated as if (I) any such Incremental Commitment (as well as all other such Incremental Commitment theretofore consummated after the first day of such period) was incurred on the first day of such period and (II) any such Incremental Commitment (as well as all other such Incremental Commitments theretofore incurred after the first day of such period) was fully utilized, which compliance shall be evidenced by the due completion, execution and delivery of a Compliance Certificate.
(f)    Terms of Incremental Commitment. The terms and provisions of the incremental Loans comprising each Incremental Commitment shall be documented solely as an increase to the Commitments without any change of terms to this Agreement, which shall have identical terms to the existing Commitments (other than with respect to any arrangement or upfront fees payable to the Administrative Agent and the Lenders providing such Incremental Commitment).
(g)    Notes. Any existing Lender that has a Note and participates in any Incremental Commitment shall, substantially contemporaneously with the delivery of its Note to be replaced to the Borrower, receive a replacement Note that evidences the aggregate principal amount of its Loans outstanding hereunder. Any new Lender requesting a Note shall receive such a Note in an amount equal to the aggregate principal amount of the Incremental Commitment it is required to fund pursuant to the terms of this Section 2.22.
(h)    Applicable Percentage Adjustment. The Borrower and the Lenders authorize the Administrative Agent to ratably adjust the Applicable Percentage of each Lender in order to give effect to any Incremental Commitment with respect to the Revolving Commitment.

Upon a Lender providing any Incremental Commitment, each other Lender in the same Class as such Lender that does not participate in such Incremental Commitment shall have its Applicable Percentage reduced on a pro rata basis such that the total Applicable Percentage of all Lenders of such Class shall remain 100%.
(i)    Incremental Revolver Prepayment. If the Borrower shall increase the Revolving Commitment pursuant to this Section 2.22, it shall prepay any Revolving Loans that are outstanding on the date of such increase (and pay any amounts required pursuant to Section 2.16) to the extent necessary to keep the outstanding Revolving Loan ratable with any revised Applicable Percentages as provided in Section 2.22(b) that arise from any non-ratable increase in the Revolving Commitment with respect to the Revolving Loan. If there are Swingline Loans or Letters of Credit then outstanding, the participations of the Lenders in such Swingline Loans or Letters of Credit, as the case may be, will be automatically adjusted to reflect the Applicable Percentages of all the Lenders (including each Incremental Lender) after giving effect to the applicable Incremental Commitment(s).
ARTICLE III.

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent, the Issuing Banks and the Lenders that:
Section 3.1.    Organization; Powers. Each Loan Party and its Subsidiaries is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own or lease its property and to carry on its business as now conducted and (c), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification.
Section 3.2.    Authorization; Enforceability. The Transactions are within the corporate or other applicable organizational powers of the Loan Parties and have been duly authorized by all necessary corporate or other applicable organizational actions and, if required, actions by stockholder and other equity holders. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto and constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.3.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except for the filing of any UCC-1 financing required to perfect the security interests granted under the Security Documents, and except such as have been obtained or made and are in full force and effect, (b) will not violate any Applicable Law or Organizational Documents of any Loan Party or any Subsidiary thereof or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary thereof or their assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary thereof, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary thereof (except for Liens created by the Security Documents).
Section 3.4.    Financial Condition; No Material Adverse Effect.
(a)    The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2024, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended on or around June 30, 2025. Such financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)    No Material Adverse Effect has occurred since December 31, 2024.
(c)    All financial statements of the Borrower and its Subsidiaries furnished pursuant to Section 5.1 have been and will for the periods following the Closing Date be prepared in accordance with GAAP consistently applied with the financial statements referred to in Section 3.4(a), and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended (subject to year-end audit adjustments and the absence of footnotes in the case of the internally prepared financially statements).
Section 3.5.    Properties.
(a)    Each Loan Party and its Subsidiaries has (i) in the case of owned Real Property, good and marketable title to, (ii) in the case of owned personal property, good and valid title to, and (iii) in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all its real and personal property necessary or used in the ordinary conduct of its business, except for defects in title that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 6.3.
(b)    Except as would not reasonably be expected to have a Material Adverse Effect, each Loan Party and its Subsidiaries own, or are licensed to use, all trademarks, tradenames, copyrights, patents, domain names and other intellectual property material to their business, and the use thereof by such Loan Party and its Subsidiaries does not materially infringe upon the rights of any other Person. Except as would not reasonably be expected to have a

Material Adverse Effect, no material claim has been asserted and is pending by any Person challenging the use, validity or effectiveness of any such trademarks, tradenames, copyrights, patents, domain names and other intellectual property nor is any Loan Party or any Subsidiary aware of any valid basis for any such claim.
Section 3.6.    Litigation and Environmental Matters.
(a)    There are no actions, suits, litigation, investigations or proceedings by, of or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened by or against or affecting such Loan Party or any Subsidiary thereof or against any of its property or assets (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and (ii) that involve, or purport to affect or pertain to, this Agreement, any other Loan Document or the Transactions.
(b)    Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither any Loan Party nor any Subsidiary thereof (i) has failed to comply with any Environmental Law or any remediation order, notice of infraction or other enforceable order under any Environmental Law applicable to the Real Property that remains unresolved or based on currently existing conditions, (ii) has failed to obtain, maintain or comply with any permit, license or other approval by a Governmental Authority required under any Environmental Law with respect to the Real Property, (iii) has become subject to any Environmental Liability related in any way to such Loan Party or any Subsidiary thereof, or (iv) has received written notice of any claim with respect to any Environmental Liability related in any way to such Loan Party or any Subsidiary thereof.
(c)    Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, with respect to any Real Property owned or leased by any Loan Party or any of its Subsidiaries, (i) there has been no release of Hazardous Materials at, from, or to the Real Property, including the soils, surface waters, or ground waters thereof, at concentrations that exceed any Environmental Law applicable to the Real Property that remain unresolved in compliance with all Environmental Laws, and (ii) there are no currently existing conditions at the Real Property which, with the passage of time, or giving of notice, or both, would be reasonably likely to result in an Environmental Liability related in any way to such Loan Party or any Subsidiary thereof.
Section 3.7.    Compliance with Laws and Contractual Obligations; No Defaults. Each Loan Party and its Subsidiaries is in compliance with all Applicable Law, except the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Loan Party and its Subsidiaries is in compliance with all of its Contractual Obligations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse

Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions.
Section 3.8.    Investment Company Status; Other Laws. Neither the Borrower nor any Subsidiary thereof is or is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or is subject to any other law restricting its ability to incur Indebtedness or which may otherwise render all or any portion of the obligations hereunder unenforceable.
Section 3.9.    Taxes. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party and its Subsidiaries has timely filed or caused to be filed all federal, state and other Tax returns and reports required to have been filed by it and has paid or caused to be paid all federal, state and other taxes, assessments, fees and other governmental charges required to have been paid by it or levied or imposed upon it or its properties, income or assets otherwise due and payable, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.
Section 3.10.    ERISA Compliance.
(a)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code (or an application for such a letter is currently being processed by the IRS), or with respect to a Plan maintained on prototype or volume submitter plan document, such Plan can rely on an opinion letter from the IRS to the prototype plan or volume submitter plan sponsor, and, to the knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the knowledge of the Loan Parties, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Multiemployer Plan that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
(c)    No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, that in each case, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d)    The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount.
(e)    To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
Section 3.11.    Insurance. Set forth on Schedule 3.11 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party). The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or the applicable Subsidiary operates.
Section 3.12.    Margin Regulations. Neither any Loan Party nor any Subsidiary thereof is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulations T, U and X), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loan or any Letter of Credit will be used, directly or indirectly, to purchase or carry, or to extend credit to others to purchase or carry, any margin stock (within the meaning of Regulation T, U and X) or for any other purpose that entails a violation of any Regulations of the Federal Reserve Board, including Regulation U.
Section 3.13.    Subsidiaries; Equity Interests. No Loan Party has any Subsidiaries other than those specifically disclosed on Schedule 3.13 (and any Subsidiaries that are permitted to have been organized or acquired after the Closing Date in accordance with Section 6.6). No Loan Party has any equity investments in any other Person other than those specifically disclosed on Schedule 6.6 (and any Subsidiaries that are permitted to have been organized or acquired after the Closing Date in accordance with Section 6.6). All of the outstanding Equity Interests in the Loan Parties have been validly issued, are fully paid and nonassessable in the amounts specified on Schedule 3.13 and are free and clear of all Liens (other than Liens permitted under Section 6.3).
Section 3.14.    Sanctions. None of the Loan Parties, any of their Subsidiaries, any director or officer, or any employee, agent, or Affiliate, of the Loan Parties or any of their Subsidiaries is a Person that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, or His Majesty’s Treasury, the Hong Kong Monetary Authority or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, currently, Cuba, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and Luhansk People’s Republic, Iran, North Korea, and Syria other than to the extent that such representation and warranty would result in a violation of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union) or any similar applicable blocking or anti-boycott law or regulation in the United Kingdom).
Section 3.15.    Disclosure. Each Loan Party has disclosed to the Administrative Agent, the Issuing Banks, and the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary thereof is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information (whether in writing or orally) furnished by or on behalf of any Loan Party to the Administrative Agent, any Issuing Bank or any Lender pursuant to or in connection with the Loan Documents (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole and in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made, it being understood that such forecasts (i) are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material and adverse and (ii) are not a guarantee of performance.
Section 3.16.    Security Documents. The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. When financing statements and other filings in appropriate form are or have been filed in the appropriate offices, the Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent a security interest can be perfected by filing or other action required thereunder as security for the Secured Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral, Liens permitted by Section 6.3).
Section 3.17.    Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the Transactions including each Borrowing and issuance of each Letter of Credit hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, subordinated, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts and other liabilities as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, subordinated, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital; provided that, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Section 3.18.    Burdensome Obligations. No Loan Party is a party to any agreement or contract or subject to any restriction contained in its Organizational Documents which would reasonably be expected to have a Material Adverse Effect.
Section 3.19.    Anti-Corruption. None of the Loan Parties or Subsidiaries of the Loan Parties nor, to the knowledge of any of the Loan Parties, any director, officer, agent, employee, Affiliate or other Person acting on behalf of any of the Loan Parties or any Subsidiaries of the Loan Parties is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable anti-bribery law or Anti-Money Laundering Laws, rules or regulations in any applicable jurisdiction, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”), and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) (collectively, the “Anti-Corruption Laws”). Furthermore, the Loan Parties and, to the knowledge of the Loan Parties, their respective Affiliates have conducted their business in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
Section 3.20.    Use of Proceeds. The proceeds of the Revolving Loans, the Swingline Loans and the Letters of Credit, shall be used to repay Debt to be Repaid on the Closing Date and for working capital requirements and general corporate purposes (including capital expenditures permitted hereunder).
Section 3.21.    Affected Financial Institution. No Loan Party is an Affected Financial Institution.
Section 3.22.    Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
Section 3.23.     Real Property. Set forth on Schedule 3.23 is a complete and accurate list, as of the Closing Date, of the address of each parcel of Real Property owned or leased by any Loan Party, together with, in the case of leased property, the name of the lessor of such property.
Section 3.24.    Labor Matters. Except as set forth on Schedule 3.24, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

ARTICLE IV.

CONDITIONS PRECEDENT
Section 4.1.    Closing Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):
(a)    The Administrative Agent (or its counsel) receipt of each of the following, each of which shall be originals, facsimiles or copies in .pdf format unless otherwise specified, each properly executed by a Responsible Officer of the signing party, and in form and substance acceptable to the Administrative Agent and the Lenders:
(i)    executed counterparts of this Agreement, the Security Agreement and the other Security Documents;
(ii)    each document (including Uniform Commercial Code financing statements and trademark, copyright and patent security agreements) required by the Security Documents or under law or reasonably requested by the Administrative Agent or the Lenders to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior to all other Liens (subject only to Liens permitted pursuant to Section 6.3), in proper form for filing, registration or recording;
(iii)    copies of (A) Uniform Commercial Code, federal and state tax Liens, judgment Liens, litigation and bankruptcy search reports dated a date near to the Closing Date, listing all effective financing statements and other Lien filings that name each Loan Party (under their current names and any previous names) as debtors, together with (x) copies of such financing statements or other Lien filings, litigation or bankruptcy search reports, and (y) such Uniform Commercial Code termination statements or amendments or other Lien terminations, as applicable, as the Administrative Agent or the Lenders may request, and (B) search results from the United States Patent and Trademark Office and the United States Copyright Office to the extent any patents, trademarks or copyrights form a part of the Collateral;
(iv)    such documents, incumbency and other certificates as the Administrative Agent or its counsel or the Lenders may reasonably request relating to the organization, existence and good standing (or the equivalent thereof in the applicable jurisdiction) of the Loan Parties, the authorization of the Transactions, the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents and any other legal matters relating to the Loan Parties, this Agreement or the Transactions (it being understood and agreed that the Administrative Agent and the Lenders shall be entitled to conclusively rely on such documents, incumbency and certificates until notice is received by the Administrative Agent and the Lenders from the Borrower to the contrary);

(v)    evidence satisfactory to the Administrative Agent and the Lenders of the receipt of all consents required to effect the Transactions, including all regulatory approvals and licenses, if applicable;
(vi)    evidence of the existence of insurance required to be maintained pursuant to Section 5.5, together with evidence that the Administrative Agent has been named as lender’s loss payee with respect to each policy of property or casualty insurance and as an additional insured with respect to each policy of liability insurance;
(vii)    a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in clause (h) of this Section 4.1 and clauses (b) and (c) of Section 4.2; and
(viii)    a solvency certificate as to the Borrower (after giving effect to the Transactions), executed by a Financial Officer.
(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Banks and the Lenders and dated the Closing Date) of Hodgson Russ LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent and the Lenders shall reasonably request.
(c)    The Administrative Agent shall have received evidence satisfactory to it and the Lenders that all Debt to be Repaid, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, will have been paid in full upon the making of the initial Loans or the issuance of the initial Letter(s) of Credit, as applicable, and all obligations with respect thereto will, substantially concurrently with the making of the initial Loans or the issuance of the initial Letter(s) of Credit, as applicable, be terminated (other than contingent indemnification obligations), and that all Liens securing payment of any such Debt to be Repaid will substantially contemporaneously be released at the time of the making of the initial Loans or the issuance of the initial Letter(s) of Credit, as applicable, on terms and in a manner satisfactory to the Administrative Agent and the Lenders. In addition, the Administrative Agent shall have received copies of termination agreements and final drafts of Uniform Commercial Code termination statements to be filed or other instruments as may be suitable or appropriate in connection with the foregoing.
(d)    The Administrative Agent and the Lenders shall have completed a due diligence investigation of the Borrower and its Subsidiaries in scope, and with results, satisfactory to the Lenders, and shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as they shall have requested;
(e)    The Administrative Agent, the Issuing Banks, the Arrangers and each Lender shall have received payment of all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(f)    The Administrative Agent, each Issuing Bank and each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
(g)    To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Closing Date, if a Lender has requested, in a written notice to the Borrower at least ten Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower, then such Lender shall have received such Beneficial Ownership Certification.
(h)    Since December 31, 2024, there has not occurred a Material Adverse Effect.
(i)    The Administrative Agent shall have received such other documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request.
For purposes of determining compliance with the conditions specified in Section 4.1, each Lender or each Issuing Bank shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable to satisfactory to a Lender or an Issuing Bank unless the Administrative Agent shall have received written notice from such Lender or such Issuing Bank prior to the proposed Closing Date specifying any objection thereto.
The Administrative Agent shall notify the Borrower, the Issuing Bank and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
Section 4.2.    Each Credit Extension. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, extend, reinstate or otherwise amend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    the Administrative Agent and, if applicable, the applicable Swingline Lender or the applicable Issuing Bank shall have received a written Borrowing Request or request for Letter of Credit, (or extension, reinstatement or amendment request relating thereto), as applicable, in accordance with the requirements hereof;
(b)    The representations and warranties of the Borrower and each of the other Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case any such representation or warranty shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case any such representation or warranty shall be true and correct in all respects) as of such earlier date.
(c)    At the time of and immediately after giving effect to such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred or is continuing.
(d)    After giving effect to any requested Loan, the Aggregate Revolving Credit Exposure does not exceed the Aggregate Revolving Commitments.
Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (b) and (c) of this Section 4.2.
ARTICLE V.

AFFIRMATIVE COVENANTS
Until the Obligations have been Paid in Full, each Loan Party covenants and agrees, for itself and its Subsidiaries, with the Administrative Agent, the Issuing Banks and the Lenders that:
Section 5.1.    Financial Statements and Other Information. The Borrower shall furnish, or shall cause to be furnished, to the Administrative Agent, each Issuing Bank and each Lender:
(a)    as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, the Borrower’s audited consolidated balance sheet and related statements of income, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without any qualification or exception which (x) is of a “going concern” or similar nature, except in the case such “going concern” or functionally equivalent qualification arises as a result of Indebtedness under this Agreement or the Existing Convertible Notes being within one year of the final stated maturity date, or (y) relates to the limited scope of examination of matters relevant to such financial statement) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    as soon as practicable, but in any event within forty-five (45) days after the end of each of the fiscal quarters of each fiscal year of the Borrower, the Borrower’s consolidated and, if requested by the Administrative Agent (which request the Administrative Agent shall make if requested by the Required Lenders), consolidating balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a duly completed and executed Compliance Certificate of a Financial Officer of the Borrower;
(d)    as soon as available, but in any event at least forty-five (45) days after the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs);
(e)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the SEC, or with any national securities exchange, or distributed by any Loan Party to its shareholders generally, as the case may be; and
(f)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, information and certifications regarding whether the Guarantors constitute “eligible contract participants” as defined in the Commodity Exchange Act and the regulations thereunder), or compliance with the terms of the Loan Documents, as the Administrative Agent or the Issuing Banks or Lenders may reasonably request.
Documents required to be delivered pursuant to Section 5.1(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address specified pursuant to Section 9.1, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender, each Issuing Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Issuing Bank or Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Issuing Bank or Lender, and (ii) the Borrower shall notify the Administrative Agent and each Issuing Bank or Lender (by telecopy or e-mail) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, upon request from the Administrative Agent, the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 5.1(c) to the Administrative Agent. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Issuing Bank or Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Section 5.2.    Notices of Material Events. The Borrower shall furnish to the Administrative Agent for distribution to each Lender and each Issuing Bank written notice of the following:
(a)    promptly, and in any event within three (3) days after any Responsible Officer of the Borrower or any other Loan Party obtains knowledge thereof, the occurrence of any Default or Event of Default;
(b)    promptly, and in any event within three (3) days after any Responsible Officer of the Borrower or any other Loan Party obtains knowledge thereof, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Subsidiary thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;
(c)    promptly upon a Responsible Officer of the Borrower or any other Loan Party obtaining knowledge thereof, the occurrence of any ERISA Event (or the maintenance, commencement or, to the knowledge of any Loan Party, threat of any claim, action, suit, audit or investigation with respect to any Plan other than routine claims for benefits) that, alone or together with any other ERISA Events that have occurred (and any such claims, actions, suits, audits or investigations with respect to any Plan that are being maintained or have commenced or, to the knowledge of any Loan Party, have been threatened), would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000;
(d)    promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 5.1 or any other clause of this Section 5.2;
(e)    promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
(f)    promptly upon any Responsible Officer of any Loan Party obtaining knowledge thereof, of any material change in accounting policies or financial reporting practices by such Loan Party or any Subsidiary thereof;
(g)    promptly upon any Responsible Officer of any Loan Party obtaining knowledge thereof, any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect; and

(h)    any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
Each notice delivered under this Section 5.2 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.3.    Existence; Conduct of Business. The Borrower shall, and shall cause each Subsidiary thereof to, do or cause to be done all things necessary to (a) preserve, renew and keep in full force and effect its legal existence and good standing (or its jurisdictional equivalent) under the laws of the jurisdiction of its organization, (b) maintain all requisite power and authority to carry on its business as now conducted, (c) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, preserve, renew and keep in full force and effect its qualification to do business in, and its good standing (or its jurisdictional equivalent) in, every jurisdiction where such qualification is required, and (d) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, preserve, renew and keep in full force and effect all other rights, qualifications, licenses, permits, privileges and franchises necessary or desirable to the conduct of its business; provided that, the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution expressly permitted under Section 6.4.
Section 5.4.    Payment of Obligations. Each Loan Party shall, and shall cause each Subsidiary thereof to, pay as the same shall become due and payable all of its obligations and liabilities, including Tax liabilities, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, and (b) such Loan Party or such Subsidiary thereof has set aside on its books adequate reserves with respect thereto in accordance with GAAP and in each case, the failure to pay or discharge those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.
Section 5.5.    Maintenance of Properties; Insurance. The Borrower shall, and shall cause each Subsidiary thereof to, (a) keep and maintain all property useful and necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (c) maintain, with financially sound and reputable insurance companies that are not Affiliates of the Borrower, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Borrower shall cause each issuer of an insurance policy to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as lender’s loss payee with respect to each policy of property or casualty insurance and naming the Administrative Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice shall be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy, and (iii) reasonably acceptable in all other respects to the Administrative Agent.
Section 5.6.    Books and Records; Inspection Rights.

(a)    The Borrower shall, and shall cause each Subsidiary thereof to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied are made of all dealings and transactions in relation to its assets, business and activities.
(b)    The Borrower shall, and shall cause each Subsidiary thereof to, permit representatives and independent contractors designated by the Administrative Agent or any Issuing Bank or any Lender, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, when a Default or Event of Default has occurred and is continuing, the Administrative Agent, any Issuing Bank or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. All such inspections or audits by the Administrative Agent shall be at the Borrower’s expense; provided that, so long as no Default or Event of Default exists, the Borrower shall not be required to reimburse the Administrative Agent for inspections or audits more frequently than once in each fiscal year. The Borrower hereby authorizes and instructs its independent accountants to discuss the Borrower’s affairs, finances and condition with the Administrative Agent, any Issuing Bank and any Lender, at the Administrative Agent’s, such Lender’s or such Issuing Bank’s request.
Section 5.7.    Compliance with Laws and Contractual Obligations. The Borrower shall, and shall cause each Subsidiary thereof to, comply in all material respects with Applicable Law (including Environmental Laws, Sanctions, Anti-Money Laundering Laws and the other Anti-Corruption Laws), and perform in all material respects its Contractual Obligations, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.8.    Use of Proceeds and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used in accordance with Section 3.20. No part of the proceeds of any Loan or Letter of Credit shall be used, whether directly or indirectly, for any purpose that entails a violation of any Regulation of the Federal Reserve Board, including Regulations T, U and X.
Section 5.9.    Further Assurances.
(a)    Each Loan Party shall take, such actions as are necessary or required or as the Administrative Agent or the Required Lenders may reasonably request from time to time, at the Borrower’s expense, to carry out more effectively the purposes of the Loan Documents and to ensure that the Secured Obligations are secured by substantially all of the Collateral and guaranteed by each Loan Party and each Subsidiary (other than an Excluded Subsidiary) (including, upon the acquisition or creation thereof, any Subsidiary (other than an Excluded Subsidiary) acquired or created after the Closing Date), in each case as the Administrative Agent may determine, including the execution and delivery of guaranties, security agreements, financing statements and other documents, and the filing (or re-filing) of any of the foregoing.
(b)    [Intentionally Omitted]

(c)    If any additional Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Closing Date, the Loan Parties shall promptly, and in any event within fifteen (15) days (or such longer period as the Administrative Agent may agree in its sole and absolute discretion) after such newly formed or acquired Subsidiary is formed or acquired, notify the Administrative Agent thereof, and (i) cause such Subsidiary (other than an Excluded Subsidiary) to become a Guarantor, by delivering to the Administrative Agent joinders to this Agreement, the Security Agreement and the other applicable Security Documents (in each case in the form contemplated thereby), duly executed and delivered by such Subsidiary (other than an Excluded Subsidiary), pursuant to which such Subsidiary (other than an Excluded Subsidiary) agrees to be bound by the terms and provisions thereof, such joinder to be accompanied by appropriate corporate resolutions, other corporate documentation and, if requested by the Administrative Agent, legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel, and (ii) cause to be delivered documentation and other information in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act in form and substance reasonably satisfactory to the Administrative Agent.
(d)    The Borrower shall furnish to the Administrative Agent at least thirty (30) days’ prior written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization, or (iii) in any Loan Party’s organizational identification number.
Section 5.10.    Accuracy of Information. The Borrower will ensure that any information, including financial statements or other documents, prepared by or on behalf of any Loan Party or Subsidiary and furnished to the Administrative Agent or the Lenders in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, taken as a whole, contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.10; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made, it being understood that such forecasts (i) are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material and adverse and (ii) are not a guarantee of performance.
Section 5.11.    Additional Information. Promptly following any request therefor, the Loan Parties shall provide information and documentation reasonably requested by the Administrative Agent, any Issuing Bank or any Lender for the purpose of the Administrative Agent’s or such Lender’s compliance with applicable “know your customer” and Anti-Money Laundering Laws, rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.
Section 5.12.    Cash Management. The Loan Parties will, and will cause each of their Subsidiaries to, maintain throughout the term of this Agreement all of its primary treasury management relationships with HSBC, including, without limitation, all DDAs, other than Excluded Deposit Accounts. The Loan Parties shall not be permitted to open any new DDAs after the Closing Date at financial institutions other than HSBC or another Lender without Administrative Agent’s prior consent. Schedule 5.12 attached hereto sets forth all DDAs maintained by the Loan Parties as of the Closing Date, including with respect to each DDA, (i) the name of the applicable depository bank, (ii) the type of account maintained, (iii) the account number and (iv) whether such DDA is an Excluded Deposit Account.
Section 5.13.    Post-Closing Covenants. Each Loan Party shall complete the actions specified in Schedule 5.13 within the time periods specified therein, or such longer period of time that Administrative Agent may agree to in its sole discretion.
ARTICLE VI.

NEGATIVE COVENANTS
Until the Obligations have been Paid in Full, each Loan Party covenants and agrees with the Administrative Agent, the Issuing Banks and the Lenders that:
Section 6.1.    Financial Covenants.
(a)    Consolidated Interest Coverage Ratio. The Borrower shall not permit the Consolidated Interest Coverage Ratio, determined as of the end of each of its fiscal quarters (commencing with the fiscal quarter ending December 31, 2025), for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter to be less than 3.50 to 1.00.
(b)    Secured Net Debt Leverage Ratio. The Borrower shall not permit the Secured Net Debt Leverage Ratio (commencing with the fiscal quarter ending December 31, 2025), determined as of the end of each of its fiscal quarters, for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, to exceed 3.00 to 1.00.
(c)    Total Net Debt Leverage Ratio. The Borrower shall not permit the Total Net Debt Leverage Ratio, determined as of the end of each of its fiscal quarters, for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter to exceed, (i) for the fiscal quarter ending December 31, 2025, 4.75 to 1.00 and (ii) for the fiscal quarter ending March 31, 2026 and each fiscal quarter ending thereafter, 4.50 to 1.00.
Section 6.2.    Indebtedness. No Loan Party shall, and shall cause each Subsidiary not to, create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness created under the Loan Documents;
(b)    Indebtedness existing on the Closing Date and set forth in Schedule 6.2;
(c)    Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Loan Party to any Subsidiary that is not a Loan Party (so long as, upon request from the Administrative Agent or the Required Lenders, such Indebtedness is subordinated to the Obligations on a basis satisfactory to the Administrative Agent) and (iii) any Subsidiary to any

Loan Party (subject to the Non-Loan Party Investment Basket) or any other Subsidiary, in each case, to the extent permitted by Section 6.6;
(d)    subject to the Non-Loan Party Investment Basket, Guarantees by any Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary and by any Subsidiary of Indebtedness otherwise permitted hereunder of any Loan Party or any other Subsidiary;
(e)    Indebtedness of any Loan Party or any Subsidiary thereof incurred to finance the acquisition, construction, repair, development or improvement of any fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that, the aggregate principal amount of Indebtedness at any time outstanding permitted by this clause (e) shall not exceed the greater of (i) $15,000,000 and (ii) 10.0% of Consolidated EBITDA for the most recent four (4) consecutive fiscal quarters for which financial statements have been delivered under Section 5.1(b) of this Agreement;
(f)    Indebtedness of any Person that becomes a Subsidiary of any Loan Party after the date hereof; provided that, (i) such Indebtedness exists at the time such Person becomes a Subsidiary of such Loan Party and is not created in contemplation of or in connection with such Person becoming a Subsidiary of such Loan Party, and (ii) the aggregate principal amount of Indebtedness at any time outstanding permitted by this clause (f) shall not exceed the greater of (i) $10,000,000 and (ii) 10.0% of Consolidated EBITDA for the most recent four (4) consecutive fiscal quarters for which financial statements have been delivered under Section 5.1(b) of this Agreement;
(g)    Subordinated Debt or Indebtedness under Unsecured Notes with maturity dates at least ninety-one (91) days after the Maturity Date including guaranties thereof; provided that after taking into effect such Indebtedness, (i) no Default or Event of Default is then in existence or would be caused by the issuance of such Subordinated Debt or Unsecured Notes, and (ii) immediately before and after giving effect to such incurrence of such Indebtedness, on a pro forma basis, as of the most recently ended test period for which financial statements shall have been delivered under Section 5.1(b) of this Agreement (calculated as if such Indebtedness had been incurred on the first day of the relevant testing period) the Loan Parties are in compliance with all financial covenants set forth in Section 6.1;
(h)    obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Hedging Agreement permitted under Section 6.7;
(i)    the Debt to be Repaid (so long as such Indebtedness is repaid on the Closing Date with the proceeds of the initial Loans hereunder);
(j)    contingent liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Acquisitions permitted under Section 6.4 and purchasers in connection with Dispositions permitted under Section 6.5;

(k)    any other unsecured Indebtedness which does not cause the then outstanding amount of the Indebtedness of the Borrower and its Subsidiaries incurred pursuant to this clause (k), after giving pro-forma effect to such incurrence, to exceed $15,000,000 in the aggregate;
(l)    Indebtedness of Foreign Subsidiaries incurred pursuant to local lines of credit entered into in the ordinary course of business not to exceed the greater of (i) $15,000,000 and (ii) 10.0% of Consolidated EBITDA for the most recent four (4) consecutive fiscal quarters for which financial statements have been delivered under Section 5.1(b) of this Agreement in the aggregate outstanding at any time;
(m)    Permitted Receivables Repurchase/Indemnity Obligations;
(n)    the Existing Convertible Notes; and
(o)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Indebtedness that serves to modify, replace, renew, refinance, or extend any Indebtedness under clause (b), (e), (f), (g), (h), (k), (l) or (n) of this Section 6.1 (subject to the following proviso, “Refinancing Indebtedness”); provided that (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being modified, replaced, renewed, refinanced or extended, (ii) the weighted average life to maturity of such Refinancing Indebtedness is not less than the weighted average life to maturity of the Indebtedness that is being modified, replaced, renewed, refinanced or extended, (iii) the final maturity date of such Refinancing Indebtedness is equal to or later than such Indebtedness being modified, replaced, renewed, refinanced or extended, (iv) such Refinancing Indebtedness shall have a market interest rate, (v) such Refinancing Indebtedness shall not be secured by any assets that do not already secure the Indebtedness that is being modified, replaced, renewed, refinanced or extended (and if such Indebtedness is unsecured, the Refinancing Indebtedness shall be unsecured), (vi) no additional direct or contingent obligors with respect to such Indebtedness are obligated in respect thereof as a result of or in connection with such refinancing, (vii) if the Indebtedness being modified, replaced, renewed, refinanced, replaced or extended is subordinated in right of payment or subordinated with respect to the Collateral, the Refinancing Indebtedness shall be subordinated on substantially the same basis or otherwise in manner satisfactory to the Required Lenders and (viii) documentation evidencing such Refinancing Indebtedness shall be provided to the Administrative Agent promptly upon request.
Section 6.3.    Liens. No Loan Party shall, and shall cause each Subsidiary not to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Liens pursuant to any Loan Document;
(b)    Permitted Encumbrances;

(c)    any Lien on any property or asset of any Loan Party or any Subsidiary thereof existing on the date hereof and set forth in Schedule 6.3; provided that, (i) such Lien shall not apply to any other property or asset of any Loan Party or any Subsidiary thereof, and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d)    any Lien existing on any property or asset prior to the Acquisition thereof by any Loan Party or any Subsidiary thereof or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that, (i) such Lien is not created in contemplation of or in connection with such Acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Loan Party or any Subsidiary thereof, and (iii) such Lien shall secure only those obligations which it secures on the date of such Acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(e)    Liens on fixed or capital assets acquired, constructed or improved by any Loan Party or any Subsidiary thereof; provided that, (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.2, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the fixed or capital assets being acquired, constructed or improved, and (iii) such security interests shall not apply to any other property or assets of any Loan Party or any Subsidiary thereof;
(f)    Liens and rights of set-off of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business;
(g)    Liens on Receivables Assets arising in connection with Permitted Factoring Arrangements; and
(h)    Liens on assets securing Indebtedness permitted by Section 6.2(l) hereof; provided, that, any liens securing Indebtedness permitted by Section 6.2(l) hereof shall be limited to assets of such Foreign Subsidiaries.
Notwithstanding the foregoing, in no event shall the Borrower or any other Loan Party grant any Lien on any owned Real Property or aircraft to secure Indebtedness or any other obligations without the prior written consent of the Required Lenders.
Section 6.4.    Fundamental Changes. No Loan Party shall, and shall cause each Subsidiary not to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, or purchase or otherwise acquire all or substantially all of the assets or any Equity Interests of any class of, or any partnership or joint venture interest in, any other Person, or change its jurisdiction of incorporation or organization or the form or type of its organization, except that, if at the time thereof and immediately after giving effect thereto no

Default or Event of Default shall have occurred and be continuing (i) any Subsidiary may merge into any Loan Party in a transaction in which a Loan Party is the surviving entity, (ii) any Subsidiary that is not a Loan Party may merge into any other Subsidiary that is not a Loan Party, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to any Loan Party, (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not adverse to the Lenders in any material respect, and (v) the Borrower and its Subsidiaries may make Dispositions permitted by Section 6.5, Investments permitted by Section 6.6 and Restricted Payments permitted by Section 6.8.
Section 6.5.    Disposition of Property. No Loan Party shall, and shall cause each Subsidiary not to, Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Equity Interests to any Person, except:
(a)    the Disposition of obsolete or worn out property in the ordinary course of business;
(b)    the sale of inventory in the ordinary course of business;
(c)    the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or any other Loan Party or, in the case of any Subsidiary that is not a Loan Party, to any other Subsidiary that is not a Loan Party;
(d)    any Disposition of assets (i) from one Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party, (ii) from one Loan Party to another Loan Party or (iii) from a Subsidiary that is not a Loan Party to a Loan Party;
(e)    sales of Cash Equivalent Investments in the ordinary course of business and for fair market value;
(f)    Dispositions of Receivables Assets in connection with any Permitted Factoring Arrangement, so long as (x) such Receivables Assets are sold for cash in an amount not less than 95% of the face amount thereof (or on such other terms as the Administrative Agent may otherwise approve), and (y) the aggregate face amount of Receivables Assets sold in any fiscal year does not exceed $60,000,000 (or such other amount as may be agreed to by the Required Lenders);
(g)    to the extent constituting a Disposition, the Capped Call Transactions, including the termination or unwinding thereof; and
(h)    the Disposition of other property not described under this Section 6.5 for not less than fair market value as long as (i) at least 75% of the consideration therefor consists of cash and Cash Equivalent Investments, and (ii) the aggregate fair market value of such property so disposed of does not exceed the greater of (i) $15,000,000 and (ii) 10.0% of Consolidated EBITDA for the most recent four (4) consecutive fiscal quarters for which financial statements have been delivered under Section 5.1(b) of this Agreement, in any fiscal year.

Section 6.6.    Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party shall, and shall cause each Subsidiary not to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Investment, except:
(a)    Cash Equivalent Investments;
(b)    Investments existing on the Closing Date (x) in the Equity Interests of its Subsidiaries and (y) described on Schedule 6.6;
(c)    Investments by (i) any Loan Party in any other Loan Party and (ii) subject to Section 6.2(c), any Subsidiary that is not a Loan Party in any Loan Party or any other Subsidiary;
(d)    Investments of any Loan Party in any Subsidiary that is not a Loan Party in an aggregate amount at any time outstanding, when taken together with (x) all intercompany Indebtedness incurred by a Subsidiary that is not Loan Party from a Loan Party pursuant to Section 6.2 and (y) all Indebtedness of a Subsidiary that is not a Loan Party which is guaranteed by a Loan Party pursuant to Section 6.2(d), not to exceed the greater of (i) $10,000,000 and (ii) 5.0% of Consolidated EBITDA for the most recent four (4) consecutive fiscal quarters for which financial statements have been delivered under Section 5.1(b) of this Agreement (exclusive of Foreign Subsidiary Operating Costs) (the “Non-Loan Party Investment Basket”);
(e)    Guarantees constituting Indebtedness permitted by Section 6.2;
(f)    advances to officers, directors and employees of the Borrower and its Subsidiaries in an aggregate amount not to exceed the greater of (i) $3,500,000 and (ii) 2.5% of Consolidated EBITDA for the most recent four (4) consecutive fiscal quarters for which financial statements have been delivered under Section 5.1(b) of this Agreement in the aggregate outstanding at any time, for travel, entertainment, relocation and analogous ordinary business purposes;
(g)    bank deposits in the ordinary course of business;
(h)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;
(i)    non-cash consideration received (including any earnout or other deferred compensation), to the extent permitted by the Loan Documents, in connection with the Disposition of property permitted by this Agreement;
(j)    Investments to consummate Acquisitions permitted by Section 6.4;
(k)    Hedging Agreements permitted by Section 6.7, to the extent any such Hedging Agreement constitutes an Investment;

(l)    purchases or repurchases of Receivables Assets pursuant to a Permitted Receivables Repurchase/Indemnity Obligation in connection with a Permitted Factoring Arrangement;
(m)    to the extent constituting Investments, payments in connection with Capped Call Transaction, including the termination or unwinding thereof; and
(n)    other Investments not exceeding at the time such Investment is made, when combined with the then outstanding amount of all other Investments made pursuant to this clause (n), the greater of (i) $15,000,000 and (ii) 10.0% of Consolidated EBITDA for the most recent four (4) consecutive fiscal quarters for which financial statements have been delivered in the aggregate outstanding at any time.
Notwithstanding anything to the contrary herein or in any other Loan Document, (x) Investments in, and direct or indirect transfers to, Subsidiaries that are not Loan Parties (including by way of disposition, license, dividend, repurchase, merger, amalgamation or consolidation) shall be permitted to be made solely in reliance on the Non-Loan Party Investment Basket (and cannot be made pursuant to any other basket or provision under this Agreement (for the avoidance of doubt, no Investments in, and direct or indirect transfers to, a Subsidiary that is not a Loan Party made in reliance on the Non-Loan Party Investment Baskets may be reallocated or reclassified to another applicable basket and provision); and (y) the Loan Parties and their Subsidiaries shall not be permitted to sell, contribute, transfer legal title to, license on an exclusive basis, or otherwise dispose in any manner (including via an Investment, dividend disposition or other distribution of) any Intellectual Property (as defined in the Security Agreement) or any other asset that is material to the business of the Loan Parties and their Subsidiaries to any Subsidiary that is not a Loan Party.
Section 6.7.    Hedging Agreements. No Loan Party shall, and shall cause each Subsidiary not to, enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which such Loan Party or any such Subsidiary has actual exposure (other than those in respect of Equity Interests of such Loan Party or any Subsidiary), (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate, from floating to fixed rates, or otherwise) with respect to any interest-bearing liability or investment of such Loan Party or any such Subsidiary and (c) Capped Call Transactions in connection with the Existing Convertible Notes.
Section 6.8.    Restricted Payments. No Loan Party shall, and shall cause each Subsidiary not to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(a)    such Loan Party may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;
(b)    Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(c)    Payments in connection with the Capped Call Transactions, including in connection with termination or unwinding thereof;
(d)    Restricted Payments in an amount not exceeding the greater of (A) $10,000,000 and (B) 10% of Consolidated EBITDA for the most recent four (4) consecutive fiscal quarters for which financial statements have been delivered under Section 5.1(b) of this Agreement, so long as no Event of Default shall exist or result from the making of such Restricted Payment; and
(e)    other Restricted Payments so long as (A) no Event of Default shall exist or result from the making of such Restricted Payment, (B) as of the most recently ended four (4) consecutive fiscal quarters for which financial statements shall have been delivered under Section 5.1(b) of this Agreement, calculated on a pro forma basis as if such Restricted Payment had been made on the first day of the relevant testing period, (1) the Loan Parties are in compliance with all financial covenants set forth in Section 6.1, in each case, immediately before and after giving effect to such Restricted Payment, and (C) the Borrower has at least $50,000,000 of Liquidity before and after giving effect to any such Restricted Payment.
Section 6.9.    Transactions with Affiliates. No Loan Party shall, and shall cause each Subsidiary not to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among such Loan Party and its Subsidiaries not involving any other Affiliate, in each case to the extent not otherwise restricted by the provisions of this Article VI, (c) agreements and transactions with and payments to officers, directors and shareholders that are either (i) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement or that are expressly permitted by the provisions of this Agreement, or (ii) entered into outside the ordinary course of business, approved by the directors or shareholders of such Loan Party or Subsidiary, and not prohibited by any of the provisions of this Agreement or in violation of any law, rule or regulation, and (d) any Restricted Payment permitted by Section 6.8.
Section 6.10.    Changes in Nature of Business. No Loan Party shall, and shall cause each Subsidiary not to, engage to any material extent in any business other than businesses of the type conducted by such Loan Party and its Subsidiaries thereof on the date of execution of this Agreement and businesses reasonably related thereto and any reasonable extension thereof.
Section 6.11.    Negative Pledges. No Loan Party shall, and shall cause each Subsidiary not to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any such Subsidiary to create, incur or permit to exist any Lien upon any of its property, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to such Loan Party or any other such Subsidiary or to Guarantee Indebtedness of such Loan Party or any other such Subsidiary or transfer any of its properties to any Loan Party; provided that, (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by the Loan

Documents, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any asset or a Subsidiary pending such sale; provided that, such restrictions and conditions apply only to the asset or the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) of the foregoing shall not apply to customary provisions in licensing agreement entered into in the ordinary course of business or leases restricting the assignment thereof.
Section 6.12.    Restriction of Amendments to Organizational Documents. No Loan Party shall, and shall cause each Subsidiary not to, amend or otherwise modify, or waive any rights under, its Organizational Documents if, in any case, such amendment, modification or waiver could be adverse to the interests of the Administrative Agent or the Lenders.
Section 6.13.    Changes in Fiscal Periods. No Loan Party shall, and shall cause each Subsidiary not to, change its fiscal year to end on a day other than December 31 or change its method of determining fiscal quarters (other than the fiscal year or fiscal quarters of a Person that becomes a Subsidiary, at the time such Person becomes a Subsidiary, to conform to the Borrower’s or any Subsidiary’s fiscal year and fiscal quarters).
Section 6.14.    Material Indebtedness Agreements.
(a)    Amendments. Neither the Borrower nor any Subsidiary will amend, restate, supplement or otherwise modify any Material Indebtedness without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders) if any such amendment, restatement, supplement or other modification would materially adversely impact the rights or remedies of the Administrative Agent and the Lenders hereunder.
(b)    Prepayment and Refinance of Other Debt, etc. After the Closing Date, the Borrower will not, and will not permit any Subsidiary to, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or voluntary acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of, or refinance or refund, any Indebtedness of the Borrower or its Subsidiaries (other than (x) the Indebtedness and intercompany loans and advances among the Borrower and its Subsidiaries, and (y) the Existing Convertible Notes, which shall be subject to sub-clause (c) hereof) in excess of $15,000,000 in any twelve-month period unless the Prepayment Conditions are satisfied; provided that (a) the Borrower or any Subsidiary may incur Refinancing Indebtedness permitted by Section 6.2 (and repay Indebtedness with the proceeds thereof), and (b) the Borrower or any Subsidiary may make any such payment or prepayment or redemption or acquisition for value if any such payment or prepayment or redemption or acquisition for value is made with (i) the proceeds of the sale of Equity Interests in the Borrower, or (ii) the proceeds of the sale of property permitted by Section 6.5.
(c)    Voluntary Prepayments or Voluntary Redemptions of the Existing Convertible Notes; Amendments to Convertible Notes. After the Closing Date, the Borrower will not, and will not permit any Subsidiary to, make any voluntary or optional prepayment or optional redemption or optional repurchase or acquisition for value of the Existing Convertible

Notes, unless the Convertible Notes Cash Payment Conditions have been satisfied; provided that, notwithstanding the foregoing (i) the Borrower or any Subsidiary may make any prepayment in connection with Refinancing Indebtedness incurred in respect of the Convertible Notes that is permitted by Section 6.2 (and repay the Existing Convertible Notes with the proceeds thereof), and (ii) the Borrower or any Subsidiary may make any such payment or prepayment or redemption or acquisition for value if any such payment or prepayment or redemption or acquisition for value is made with the proceeds of the sale of Equity Interests in the Borrower. If the Convertible Notes Cash Payment Conditions have been satisfied as of the applicable Convertible Notes Test Date with respect to an applicable cash payment under the Existing Convertible Notes, then the conditions of this Section 6.14(b) shall be deemed satisfied on the actual date such cash payment is made. The Borrower will not amend, restate, supplement or otherwise modify the Existing Convertible Notes without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders) if any such amendment, restatement, supplement or other modification would be adverse to the Lenders in any material respect.
Section 6.15.    Sanctions; Anti-Corruption.
(a)    The Borrower will not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Loan Party or any Subsidiary of a Loan Party, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the target of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Administrative Agent, an Arranger, any Issuing Bank, any Lender, underwriter, advisor, investor or otherwise).
(b)    No part of the proceeds of the Loans or any Letter of Credit will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law or any other Anti-Corruption Laws.
ARTICLE VII.

EVENTS OF DEFAULT
Section 7.1.    Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by reason of acceleration or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in, or in connection with, this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect or misleading in any material respect (except for representations and warranties that are qualified by materiality, which shall not be incorrect or misleading in any respect) when made or deemed made;
(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 2.20, Section 5.1, Section 5.2, Section 5.3 (with respect to the existence of any Loan Party), Section 5.5(c), Section 5.8 or Section 5.9(c), or in Article VI;
(e)    the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section 7.1), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (x) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) and (y) the date a Responsible Officer of the Borrower or such other Loan Party becomes aware of such failure;
(f)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (in the case of any Material Indebtedness constituting a Guarantee) to become payable; provided that, this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such voluntary sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness;
(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Material Subsidiary thereof or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary thereof or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)    any Loan Party or any Material Subsidiary thereof shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 7.1, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary thereof or for a substantial part of any of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;
(i)    any Loan Party or any Material Subsidiary thereof shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(j)    one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against a Loan Party, any Material Subsidiary thereof or any combination thereof (not paid or covered by insurance) and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Loan Party or any Material Subsidiary thereof to enforce any such judgment;
(k)    an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that has had or would reasonably be expected to have a Material Adverse Effect;
(l)    any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, shall cease to be in full force and effect; or any Loan Party or any other Person shall contest in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party shall deny that it has any or further liability or obligation under any Loan Document, or shall purport to revoke, terminate or rescind any provision of any Loan Document; or any Lien securing any Obligation shall, in whole or in part, fail to be a perfected Lien having first priority (subject only to such other Liens permitted to have priority over it pursuant to the Loan Documents);
(m)    a Change of Control shall occur;
(n)    an Event of Default shall occur under any Security Document;
(o)    any Governmental Authority or other Person shall assert in writing and such assertion is ruled to apply by a final and non-appealable judgment of a court of competent jurisdiction that any Loan Party or any Subsidiary has Environmental Liability that, in the judgment of the Required Lenders, would reasonably be expected to have a Material Adverse Effect; or

(p)    the occurrence of a “fundamental change” with respect to any Convertible Notes, that permits the holders of such Convertible Notes to require the Borrower to redeem or repurchase such Convertible Notes.
then, and in every such event (other than an event with respect to a Loan Party described in clause (g) or (h) of this Section 7.1), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:
(i)    terminate the Commitments, and thereupon the Commitments (if not theretofore terminated) shall terminate immediately;
(ii)    declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower (including all amounts of LC Obligations, whether or not the beneficiary of any then-outstanding Letter of Credit shall have demanded payment thereunder) accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to a Loan Party described in clause (g) or (h) of this Section 7.1, the Commitments (if not theretofore terminated) shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrower and the other Loan Parties (including all amounts of LC Obligations, whether or not the beneficiary of any then-outstanding Letter of Credit shall have demanded payment thereunder) accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties;
(iii)    require that the Borrower Cash Collateralize the LC Obligations as provided in Section 2.5(j); and
(iv)    exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and Applicable Law.
Section 7.2.    Application of Funds. After the exercise of remedies provided for in Section 7.1 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including legal expenses payable under Section 9.3 and amounts payable under ARTICLE II) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees and Bank Product Obligations) payable to the Lenders and the Issuing Banks (including fees and disbursements and other charges of counsel payable under Section 9.3 and amounts payable under ARTICLE II), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and unreimbursed LC Disbursements, ratably among the holders of such Secured Obligations in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to (i) payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements, (ii) any breakage, termination or other payment obligations under any Lender Provided Hedging Agreement or any Lender Provided Financial Service Product, (iii) Cash Collateralize that portion of the LC Obligations comprising the undrawn amount of Letters of Credit, ratably among the holders of such Secured Obligations in proportion to the respective amounts described in this clause Fourth held by them; provided that, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section 7.2;
Fifth, to the payment of all other Secured Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date (including Bank Product Obligations not otherwise covered under clause (ii) of the immediately preceding clause Fourth)), in each case ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Secured Obligations have been Paid in Full, to the Borrower or as otherwise required by Applicable Law.
Subject to Sections 2.5(j) and 2.20, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired or cancelled (without any pending drawings), such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above and, if no Secured Obligations remain outstanding, remitted to the Borrower.

Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 7.2.
ARTICLE VIII.

THE ADMINISTRATIVE AGENT
Section 8.1.    Appointment and Authority.
(a)    Each of the Lenders and the Issuing Banks hereby irrevocably appoints HSBC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and no Loan Party shall have any rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent does not connote (and is not intended to connote), any fiduciary or other implied (or express) obligation arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    Each Lender hereby authorizes the Administrative Agent to (i) execute, deliver and perform as a collateral agent under this Agreement and each other Loan Document to which the Administrative Agent is or is intended to be a party, (ii) exercise and enforce any and all rights, powers and remedies provided to the Administrative Agent or any Lender by this Agreement and each other Loan Document to which the Administrative Agent is or is intended to be a party, any Applicable Law, or any other document, instrument, or agreement, and (iii) take any other action under this Agreement and each other Loan Document to which the Administrative Agent is or is intended to be a party which Administrative Agent in its sole discretion shall deem advisable and in the best interests of the Lenders. Notwithstanding the foregoing, the Administrative Agent shall not commence an enforcement action (as such term is defined in the Loan Documents) except at the direction of the Required Lenders; provided that, if the Administrative Agent is prohibited by any court order or Applicable Law from commencing any enforcement action, the Administrative Agent shall not be obligated to commence such enforcement action until such authority is obtained. All decisions with respect to the type of enforcement action which is to be commenced shall be made by, and all actions with respect to prosecution and settlement of such enforcement action shall require the direction of the Required Lenders, and the Administrative Agent shall not be required to take any enforcement action in the absence of any such direction. The Administrative Agent will use its commercially reasonable efforts to pursue diligently the prosecution of any enforcement action, which the Administrative Agent is so authorized or directed to initiate pursuant to this Agreement. The

Administrative Agent shall make available to the Lenders copies of all notices it receives in connection with the Collateral or any enforcement action promptly upon receipt. Subject to the terms of this Agreement, the Administrative Agent agrees to administer and enforce this Agreement and the other Security Documents to which it is a party and to foreclose upon, collect and dispose of the Collateral and to apply the proceeds therefrom, for the benefit of the Secured Parties, as provided in this Agreement, and otherwise to perform its duties and obligations as a “collateral agent” hereunder in accordance with the terms hereof; provided, however, that the Administrative Agent shall have no duties or responsibilities except those expressly set forth in the Security Documents to which it is a party as Administrative Agent, and no implied covenants or obligations shall be read into any such Security Documents against the Administrative Agent.
Section 8.2.    Rights as a Lender or an Issuing Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or any other Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The obligations of each Lender under the Loan Documents are several and not joint. Failure by any Lender to perform its obligations under the Loan Documents does not affect the obligations of any other Lender under the Loan Documents.
Section 8.3.    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder and thereunder shall be administrative in nature only, regardless of whether or not a default has occurred and is continuing. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise and only so long as so directed in writing to take such discretionary action by the “Required Lenders” (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, however, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of a property interest in violation of any Debtor Relief Law applicable bankruptcy/insolvency laws and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives further assurances of its indemnification from the Lenders that the Administrative Agent reasonably believes it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such discretionary action at the direction of the Required Lenders; in no event shall the Administrative Agent be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties hereunder or in the exercise of any of its rights or powers under this Agreement;
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, except as expressly set forth in this Agreement and other Loan Documents, any information relating to any Loan Party or any of its branches or Affiliates that is communicated to or obtained by the Administrative Agent or any of its branches or Affiliates in any capacity; and
(iv)    shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including any act or provision of any present or future law or regulation or Governmental Authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).
(b)    Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or not taken by it (i) with the consent or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.2 and Section 7.1), which consent or direction the Administrative Agent may solicit at any time, or (ii) in the absence of its own gross negligence or willful misconduct as and to the extent determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders or Issuing Banks, unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Bank referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default” or “Notice of Event of Default”. The Administrative Agent will notify the Lenders and Issuing Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with the terms of this Agreement; provided that, unless and until the Administrative Agent has received any such direction from the Required Lenders, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders and Issuing Banks.

(c)    Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall, subject to the other provisions of this Agreement, take such enforcement action with respect to such Event of Default as shall be directed by the Required Lenders in accordance with the Loan Documents; provided, however, that, in the absence of such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of the Lenders and Issuing Banks and solely to the extent permitted hereunder or pursuant to the other Loan Documents. Upon receipt by the Administrative Agent of a direction by the Required Lenders, the Administrative Agent shall to seek to enforce the Security Documents and to realize upon the Collateral in accordance with such direction; provided, however, that the Administrative Agent shall not be obligated to follow any direction by Required Lenders if Administrative Agent reasonably determines that such direction is in conflict with any provisions of any Applicable Law or any Security Document, and the Administrative Agent shall not, under any circumstances, be liable to any Lenders, Issuing Banks, any Loan Party or any other person or entity for following the direction of Required Lenders. At all times, if the Administrative Agent acting at the direction of the Required Lenders advises the Lenders that it wishes to proceed in good faith with respect to any enforcement action, each of the Lenders will cooperate in good faith with respect to such enforcement action and will not unreasonably delay the enforcement of the Security Documents.
(d)    Following the occurrence of an Event of Default and in connection with an enforcement action, all proceeds received by the Administrative Agent pursuant to the exercise of any rights or remedies accorded to the Administrative Agent pursuant to, or by the operation of any of the terms of, any of the Security Documents, including insurance proceeds, condemnation proceeds or proceeds from the sale or disposition of Collateral or other enforcement action, shall first be applied by the Administrative Agent to reimburse the Administrative Agent for payment of the reasonable costs and necessary expenses of the enforcement action, including fees and expenses of counsel, all reasonable expenses, liabilities, and advances made or incurred by the Administrative Agent in connection therewith, and all other amounts due to the Administrative Agent.
(e)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any covenant, agreement or other term or condition set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part (except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Administrative Agent as and to the extent determined by a court of competent jurisdiction by final and non-appealable judgment), the validity of the title of the Loan Parties to the Collateral, insuring the Collateral or the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral, or (vi) the satisfaction of any conditions precedent set forth in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(f)    Nothing in this Agreement shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.
(g)    The Administrative Agent shall be entitled to take any action or refuse to take any action which the Administrative Agent regards as necessary for the Administrative Agent to comply with any Applicable Law, regulation or court order or rules.
(h)    The Administrative Agent may at any time request instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) as to a course of action to be taken by it hereunder and under any of the other Loan Documents or in connection herewith and therewith or any other matters relating hereto and thereto.
Section 8.4.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, at the expense of the Borrower and/or the Lenders, as applicable, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.5.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent. The Administrative

Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
Section 8.6.    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, Issuing Banks, and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that, in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, so long as no Event of Default shall have occurred and be continuing, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. The parties agree with the Administrative Agent that if, by the expiry of the notice, the parties have not appointed a successor Administrative Agent, then the Administrative Agent shall be entitled to apply to a court of competent jurisdiction for the appointment of a successor Administrative Agent or for other appropriate relief. The costs and expenses (including its attorneys’ fees and expenses) incurred by the removed Administrative Agent in connection with such proceeding shall be paid by the parties.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Secured Parties or the Issuing Banks under any Loan Document, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed), and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent). Regardless of whether a successor is appointed, as of the Resignation Effective Date, the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. Notwithstanding the Resignation Effective Date, all rights of the retiring or removed Administrative Agent (and any sub-agent) to indemnification by the Loan Parties and Lenders shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their Indemnitees in respect of any action taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    In addition to the resignation rights set forth in Section 2.4(c)(v) and Section 2.5(i)(ii), any resignation by HSBC as Administrative Agent pursuant to this Section 8.6(d) shall also constitute its resignation as an Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Issuing Bank and Swingline Lender, (ii) the retiring or removed Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring or removed Issuing Bank to effectively assume the obligations of the retiring or removed Issuing Bank with respect to such Letters of Credit
Section 8.7.    Non-Reliance on Administrative Agent, Issuing Banks and Other Lenders. Each Lender and each Issuing Bank expressly acknowledges that neither the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Loan Parties or any Affiliate thereof, shall be deemed to constitute any representation or any warranty by Administrative Agent or any Arranger to any Lender or any Issuing Bank as to any matter, including whether Administrative Agent or any Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and each Issuing Bank represents to Administrative Agent and each Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any Issuing Bank or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Issuing Bank or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or an Issuing Bank for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender or such Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities.
Section 8.8.    No Other Duties, etc. Anything herein to the contrary notwithstanding, none the Arrangers, the Co-Syndication Agents or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any other Loan Document, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.
Section 8.9.    Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against any Loan Party shall be vested in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders and the Issuing Banks.
Section 8.10.    Administrative Agent May File Proofs of Claim. In case of any proceeding under any Debtor Relief Law involving any Loan Party (as should be more particularly defined in this Agreement, “Bankruptcy Proceeding”), the Administrative Agent shall be entitled (but not obligated) to intervene in such Bankruptcy Proceeding to (a) file and prove a claim for the whole amount of principal, interest and unpaid fees in respect of the Loans, issued Letters of Credit and all other obligations that are owing and unpaid under the terms of Agreement and other Loan Documents and to file such documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Banks and Administrative Agent (including any claim for reasonable compensation, expenses, disbursements and advances of any of the foregoing entities and their respective agents, counsel and other advisors) allowed in such Bankruptcy Proceedings; and (b) to collect and receive any monies or other property payable or deliverable on account of any such claims and to distribute the same to the Lenders and Issuing Banks under the terms of this Agreement. Further, any custodian, receiver, assignee, trustee, liquidator or similar official in any such Bankruptcy Proceeding is (i) authorized by each Lender and each Issuing Bank to make payments or distributions in a Bankruptcy Proceeding directly to the Administrative Agent on behalf of all of the Lenders or Issuing Banks to whom any amounts are owed under this Agreement and other Loan Documents, unless the Administrative Agent expressly consents in writing to the making of such payments or distributions directly to such Lenders and Issuing Banks; and (ii) required to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement and other Loan Documents.
Section 8.11.    Collateral and Guaranty Matters.
(a)    The Lenders irrevocably authorize the Administrative Agent, at its option and in its sole and absolute discretion,
(i)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (v) upon Payment in Full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made), (w) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents (including, without limitation, pursuant to Section 6.5 hereof), (x) subject to Section 9.2, if approved, authorized or ratified in writing by the Required Lenders, (y) relating to Collateral consisting of a debt instrument if the Indebtedness evidenced thereby has been paid in full, or (z) where such release (A) corrects manifest error in the Administrative Agent’s sole and absolute discretion (to the extent it is not materially adverse to the Lenders) or (B) is expressly permitted under the Loan Documents;
(ii)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.3(e) or to any Permitted Encumbrance; and
(iii)    to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 8.11.
(b)    The Administrative Agent may, but shall not be obligated, to take such action as it deems necessary to perfect or continue the perfection of the “Liens” on the “Collateral” (as such terms are defined in the Loan Documents) held for the benefit of the Secured Parties. The Administrative Agent shall not release any of the Collateral held for the benefit of the Lenders, or any Liens on the Collateral held for the benefit of the Lenders, except: (a) upon the written direction of the Required Lenders; (b) upon Payment in Full of the

Obligations; (c) for Collateral consisting of a debt instrument if the indebtedness evidenced thereby has been paid in full; or (d) where such release is expressly permitted under the Loan Documents to which it is a party.
(c)    Subject to the terms of this Agreement, the Administrative Agent agrees to administer and enforce this Agreement and the Security Documents to which it is a party and to foreclose upon, collect and dispose of the Collateral and to apply the proceeds therefrom, for the benefit of the Secured Parties, as provided in this Agreement, and otherwise to perform its duties and obligations as the Administrative Agent hereunder in accordance with the terms hereof; provided, however, that the Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents to which it is a party as Administrative Agent, and no implied covenants or obligations shall be read into this Agreement and any such Security Documents against the Administrative Agent.
(d)    Notwithstanding anything contained herein to the contrary, the Administrative Agent shall not be required to exercise any discretion or take any action but shall only be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders, in each case, as specified therein, and such instructions shall be binding upon the Administrative Agent and each of the Secured Parties; provided, however, that the written instructions of all of the Secured Parties shall be required where expressly provided for herein; provided, further, that the Administrative Agent shall not be required to take any action which is contrary to any provision of this Agreement, the Security Documents or Applicable Law.
(e)    Notwithstanding any other provision of this Agreement and the Security Documents, in no event shall the Administrative Agent be required to foreclose on, or take possession of, the Collateral, if, in the judgment of the Administrative Agent, such action would be in violation of any Applicable Law, rule or regulation pertaining thereto, or if the Administrative Agent reasonably believes that such action would result in the incurrence of liability by the Administrative Agent for which it is not fully indemnified.
(f)    The Administrative Agent shall not be responsible to the other Secured Parties for (i) any recital statements, representations or warranties by the Loan Parties or any of the Secured Parties (other than the Administrative Agent) contained in this Agreement or the Loan Documents, or any certificate or other document delivered by the Borrower, any of the other Loan Parties, or any of the other Secured Parties thereunder, (ii) the value, validity, effectiveness, genuineness, enforceability (other than as to the Administrative Agent with respect to such documents to which the Administrative Agent is a party) or sufficiency of this Agreement, the other Loan Documents, or any other document referred to or provided for herein or therein or of the Collateral held by the Administrative Agent hereunder, (iii) the performance or observance by the Borrower, the other Loan Parties, or any of the Secured Parties (other than as to itself) of any of their respective agreements contained herein or therein, nor shall the Administrative Agent be liable because of the invalidity or unenforceability of any provisions of this Agreement (other than as to itself) or (iv) the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder (except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Administrative Agent) the validity of the title of the Loan Parties to the Collateral, insuring the Collateral or the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.
(g)    The Administrative Agent may at any time request instructions from the Required Lenders as to a course of action to be taken by it hereunder and under any of the Security Documents or in connection herewith and therewith or any other matters relating hereto and thereto.
(h)    Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct as and to the extent determined by a court of competent jurisdiction by final and non-appealable judgment.
(i)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor, maintain or insure any portion of the Collateral.
(j)    The Administrative Agent may refrain from enforcing the Collateral unless instructed by the Required Lenders. The Administrative Agent may, subject to any contrary instructions from the Required Lenders, cease enforcement at any time.
(k)    In the event that the Administrative Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Administrative Agent’s sole discretion may cause the Administrative Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Administrative Agent to incur liability under CERCLA or any other federal, state or local law, the Administrative Agent reserves the right, instead of taking such action, to either resign as the Administrative Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Except for such claims or actions arising directly from the gross negligence or willful misconduct of the Administrative Agent, the Administrative Agent shall not be liable to any Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Administrative Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of Hazardous Substances into the environment. If at any time after any foreclosure on the Collateral (or a transfer in lieu of foreclosure) upon the exercise of remedies in accordance with the Security Documents it is necessary or advisable to take possession, own, operate or manage any portion of the Collateral by any Person or entity other than the Borrower, the Administrative

Agent shall appoint an appropriately qualified Person to possess, own, operate or manage such Collateral.
(l)    The powers conferred on the Administrative Agent under this Agreement and related Security Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody and preservation of the Collateral in its possession and the accounting for monies actually received by it, the Administrative Agent shall have no other duty as to the Collateral, whether or not the Administrative Agent or any of the other Lenders or any Issuing Bank has or is deemed to have knowledge of any matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to the Collateral. The Administrative Agent hereby agrees to exercise reasonable care in respect of the custody and preservation of the Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.
(m)    Upon the Payment in Full of the Obligations and termination of each of the Security Documents or as may be otherwise directed by Required Lenders in accordance with the applicable provisions of this Agreement, all rights to the Collateral as shall not have been sold or otherwise applied, in each case, pursuant to the terms hereof shall revert to the Borrower, its successors or assigns, or otherwise as a court of competent jurisdiction may direct. Upon any such termination, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination.
(n)    Unless otherwise consented to in writing by the Administrative Agent (acting at the direction of the Required Lenders), neither any Lender nor any Issuing Bank, individually or together with any other Lenders or Issuing Banks, shall have the right, nor shall it, exercise or enforce any of the rights, powers or remedies which the Administrative Agent is authorized to exercise or enforce under this Agreement or any of the other Security Documents.
Section 8.12.    Lender Provided Hedging Agreements and Lender Provided Financial Service Products. No holder of Secured Obligations in respect of Lender Provided Hedging Agreements or Lender Provided Financial Service Products shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this ARTICLE VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, such Secured Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Lender or Affiliate of a Lender.
Section 8.13.    [Intentionally Omitted].

Section 8.14.    Merger. Any entity into which the Administrative Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidations which the Administrative Agent in its individual capacity may be party, or any corporation to which substantially all of the corporate trust or agency business of the Administrative Agent in its individual capacity may be transferred, shall be the Administrative Agent under this Agreement without further action.
Section 8.15.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person becomes a Lender party hereto, to, and (y) covenants, from the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person becomes a Lender party hereto, to, and (y) covenants, from the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Loan Parties, that the Administrative Agent or the Arrangers or any of their respective Affiliates is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
Section 8.16.    Erroneous Payments.
(a)    If the Administrative Agent (x) notifies a Lender, an Issuing Bank, or any Person who has received funds on behalf of a Lender or an Issuing Bank (any such Lender, such Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, such Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.16 and held in trust for the benefit of the Administrative Agent, and such Lender or such Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Lender, each Issuing Bank or any Person who has received funds on behalf of a Lender or an Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, such Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender or such Issuing Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.16(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.16(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.16(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender or each Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or such Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or such Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or an Issuing Bank, to the rights and interests of such Lender or such Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this

Section 8.16 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Obligations.
(e)    To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
Each party’s obligations, agreements and waivers under this Section 8.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or an Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE IX.

Miscellaneous
Section 9.1.    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile or email as follows:
(i)    if to Borrower or any other Loan Party:
Astronics Corporation
130 Commerce Way
East Aurora, New York 14052
Attention:    Colin Kujawski
        Assistant Treasurer
Telephone:    716-655-0800 ext. 213
Facsimile:    716-805-1286
Email:        colin.kujawski@astronics.com

with a copy to (which shall not constitute notice):

Hodgson Russ LLP
The Guaranty Building
140 Pearl Street, Suite 100
Buffalo, New York 14202-4040
Attention:    Christofer C. Fattey, Esq.
Telephone:    716-848-1757
Facsimile:    716-819-4714
Email:        cfattey@hodgsonruss.com

(ii)    if to the Administrative Agent:
HSBC Bank USA, National Association
66 Hudson Boulevard E
New York, NY 10001
Attention:    Loan Administration
Telephone:    212-525-1529
Facsimile:    212-525-1300
Email:         CTLANY.loanagency@us.hsbc.com

with a copy to (which shall not constitute notice):

Thompson Coburn LLP
488 Madison Avenue
New York, New York 10022
Attention:    Daniel Ford and Ariele Strauss Clinton
Telephone:    (212) 478-7270
Facsimile:    (212) 478-7400
Email:     dford@thompsoncoburn.com; aclinton@thompsoncoburn.com
(iii)    if to HSBC Bank USA, National Association in its capacity as Issuing Bank:
HSBC Bank USA, National Association
66 Hudson Boulevard E
New York, NY 10001
Attention:    Administrative Agent
Telephone:    212-525-1529
Email:         CTLANY.loanagency@us.hsbc.com

and if to any other Issuing Bank, to it at the address provided in writing to the Administrative Agent and the Borrower at the time of its appointment as an Issuing Bank hereunder; and
(iv)    if to a Lender, to it at its address (or facsimile number or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites); provided that, the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their sole and absolute discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Change of Address, etc. Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
(d)    Platform.
(i)    Each Loan Party agrees that (A) the Administrative Agent may, but shall not be obligated to, make the Communications (as defined hereinafter) (including of materials or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”)) available to Issuing Banks and the Lenders by posting the Communications on the Platform, and (B) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). Each Loan Party hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials

“PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws (provided that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12), (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”, and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Loan Parties notify the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, and (2) any notification of changes in the terms of the Facility. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Loan Parties or their securities for purposes of United States Federal or state securities laws.
(ii)    The Platform is provided “as is” and “as available”. The Agent Parties (as defined hereinafter) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental, consequential, punitive or exemplary damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any other Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section 9.1, including through the Platform.
Section 9.2.    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    No Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, by an agreement in writing entered into with the consent of the Required Lenders; provided that, no such agreement shall:
(i)    extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Article IV or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an increase of any Commitment of any Lender);
(ii)    reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or any other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender affected thereby (it being understood and agreed that a waiver of an increase to the Applicable Rate pursuant to Section 2.12(d) shall require the consent of only the Required Lenders);
(iii)    postpone the scheduled date of payment (it being understood and agreed that a waiver of a Default shall require the consent of only the Required Lenders) of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or any other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby;
(iv)    change any provision of any Loan Document in a manner that would alter the pro rata sharing of payments required thereby (including under Sections 2.18(b), 2.18(c), and 7.2) or pro rata reduction or termination of Commitments in accordance with Section 2.8(e), without, in each case, the written consent of each Lender directly and adversely affected thereby;
(v)    release any Guarantor from a Guaranty (other than in connection with the transactions permitted under Section 6.4 or the sale of such Guarantor in a transaction permitted under Section 6.5), or allow the release of all or substantially all of the Guarantors or all or substantially all of the Collateral in any transaction or series of related transactions (other than as authorized in Section 8.11 or as otherwise specifically permitted or contemplated in this Agreement or the Security Agreement), in each case without the written consent of each Lender;
(vi)    [Intentionally Omitted;]
(vii)    change any provision of this Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(viii)    amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be; or
(ix)    except in connection with a debtor-in-possession financing or use of cash collateral in any proceeding under any bankruptcy law, or otherwise as expressly permitted under the Loan Documents as in effect on the Closing Date, subordinate, or have the effect of subordination, the Liens securing the Obligations on all or substantially all of the Collateral or subordinate, or have the effect of subordinating, the right of payment of any of the Obligations, in each case without the written consent of each Lender directly and adversely affected thereby.
Notwithstanding anything herein to the contrary, the Administrative Agent may, with the consent of the Borrower only: (a) amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, typographical error, defect or inconsistency, in each case to the extent such revision is not materially adverse to the Lenders, and (b) in connection with any Subsidiary which becomes a Guarantor pursuant to the terms of this Agreement, amend the Loan Documents to address local law considerations to the extent reasonably necessary or customary in the applicable jurisdiction. The amendments set forth in the preceding sentence shall become effective without any further action or consent of any other party to this Agreement.
Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, this Agreement and the other Loan Documents may be amended with the written consent of only the Administrative Agent and the Borrower to the extent necessary in order to evidence and implement any increase in Commitments pursuant to Section 2.22.
Section 9.3.    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the Facility, the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents, or any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, extension, reinstatement or other amendment of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.3, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred, whether before or after a Default or Event of Default has occurred under any of the Loan Documents, relating to a workout, restructuring or negotiations with the Loan Parties in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Loan Parties shall indemnify the Administrative Agent and its officers, directors, employees, agents and advisors (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of each of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby; (ii) the performance by the parties hereto of their respective obligations under this Agreement and the other Loan Documents; (iii) consummation of the transactions contemplated hereby or thereby; (iv) environmental claims and liabilities; or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, subject to condition that claims or losses on which indemnification is sought by Indemnitee not arise by such Indemnitee’s own fraud, willful misconduct or gross negligence as determined by final, non-appealable order of a court of competent jurisdiction. This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.
(c)    Reimbursement by Lenders. Each Lender should also severally indemnify the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, for any such losses or claims to the extent Borrower or any Loan Party for any reason fails to pay any amount required to be paid pursuant to its indemnification obligations. To the extent that the Borrower or any Loan Party for any reason fails to pay any amount required under clause (a) or (b) of this Section 9.3 to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees (i) to pay with respect to clause (a) of this Section 9.3, and (ii) indemnify with respect to clause (b) of this Section 9.3, Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that, with respect to such unpaid amounts owed to any Issuing Bank or Swingline Lender solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Bank or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.18(e).
(d)    Waiver of Consequential Damages, etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, and in no event shall any Indemnitee be liable, for indirect, special, punitive, consequential or exemplary damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof, whether or not the Indemnitee has been advised of the possibility of damages. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section 9.3 shall be payable not later than three (3) days after demand therefor.
(f)    Survival. Each party’s obligations under this Section 9.3 shall survive the termination of the Loan Documents and payment of the other Obligations.
Section 9.4.    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section 9.4, (ii) by way of participation in accordance with the provisions of clause (d) of this Section 9.4 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section 9.4 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 9.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that, (in each case with respect to the Facility) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to the Facility) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in clause (b)(i)(A) of this Section 9.4, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 9.4 and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)    the consent of Issuing Banks and Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that, the Administrative Agent may, in its sole and absolute discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person or relative(s) thereof).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 9.4, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning

Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.14 and Section 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 9.4.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its offices at 66 Hudson Boulevard E, New York, NY 10001 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 9.4 and any written consent to such assignment required by clause (b) of this Section 9.4, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that, if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (c).
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each

Lender shall be responsible for the indemnity under Section 2.17(e) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(g) (it being understood that the documentation required under Section 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.4; provided that, such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under clause (b) of this Section 9.4, and (B) shall not be entitled to receive any greater payment under Section 2.14 or Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effect the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided that, such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.5.    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, 2.16, 2.17, 2.18 and 9.3, and ARTICLE VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, or the resignation and removal of the Administrative Agent, or any provision hereof.
Section 9.6.    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. . This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), including counterparts executed on paper and counterparts that are electronic records and are executed using Electronic Signatures generated through the electronic execution process provided by the Administrative Agent, or such other electronic execution process acceptable to the Administrative Agent. Each counterpart of this Agreement when so executed, shall be deemed an original, but all of which shall constitute one agreement. Delivery of a manually executed counterpart of a signature page of this Agreement by emailed PDF or JPEG from the Administrative Agent, or from the Borrower’s, any Lender’s, or any Issuing Bank’s, as applicable, e-mail address on file with the Administrative Agent, or any other electronic means acceptable to the Administrative Agent that reproduces an image of such manually executed signature page, shall each be effective as delivery of a manually executed counterpart of such document; provided that, the Administrative Agent can require subsequent delivery of the manually executed counterpart of a signature page. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.
(b)    Electronic Execution of Loan Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents including any Assignment and Assumption shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.7.    Severability. Any provision of this Agreement or the other Loan Documents held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.8.    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective branches and Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such branch or Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Bank or their respective branches or Affiliates, irrespective of whether or not such Lender, such Issuing Bank, branch or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, Issuing Banks and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender, each Issuing Bank and their respective branches and Affiliates under this Section 9.8 are in addition to other rights and remedies (including other rights of set-off) that such Lender, such Issuing Bank or their respective branches and Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such set-off and application; provided that, the failure to give such notice shall not affect the validity of such set-off and application.
Section 9.9.    Governing Law; Jurisdiction; Etc.
(a)    Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)    Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement or in any other Loan Document shall affect (i) any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower, any other Loan Party or their properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.
(c)    Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section 9.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
Section 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL

PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
Section 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12.    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined hereinafter), except that Information may be disclosed: (a) to its branches and Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedy hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative, credit insurance or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility, (h) with the consent of the Borrower, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12, (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective branches or Affiliates on a nonconfidential basis from a source other than the Borrower or any Subsidiary or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 9.12; or to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. In addition, the Administrative Agent, the Issuing Banks and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry (including league table providers) and service providers to the Administrative Agent or Issuing Banks or Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Article, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 9.13.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or other Obligation in accordance with Applicable Law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or other Obligation but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or Obligations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.
Section 9.14.    Judgment Currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).
Section 9.15.    PATRIOT Act. The Administrative Agent and each Issuing Bank or Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Administrative Agent or such Issuing Bank or Lender to identify the Borrower in accordance with the PATRIOT Act.
Section 9.16.    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 9.17.    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
Section 9.18.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship among each Loan Party and its Subsidiaries and any Arranger, the Administrative Agent, any Issuing Bank, the Swingline Lender, any Co-Syndication Agent, the Documentation Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Arrangers, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender has advised or is advising any Loan Party or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders are arm’s-length commercial transactions among any Loan Party and its Affiliates, on the one hand, and the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders, on the other hand, (iii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their Affiliates, or any other Person; (ii) none of the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders has any obligation to the Loan Parties or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and none of the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders has any obligation to disclose any of such interests to the Loan Parties or their Affiliates. To the fullest extent permitted by Law, each Loan Party hereby waives and releases any claims that it may have against any of the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 9.19.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 9.19, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 9.20.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 9.21.    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
ARTICLE X.
Guaranty
Section 10.1.    Guarantee. For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Issuing Banks and the Lenders to make extensions of credit to the Borrower hereunder, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Guaranteed Obligations. Any term or provision of this Article X to the contrary notwithstanding, (i) the aggregate maximum amount of the Guaranteed Obligations for which such Guarantor shall be liable under this Article X shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Agreement or any other Loan Document, as it relates to such Guarantor, void or voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer and (ii) the Guaranteed Obligations, as to any Guarantor, shall not include any obligations under any Lender Provided Hedging Agreement to the extent and for any period that such Guarantor’s guarantee of such obligations would violate or be void or voidable under the Commodity Exchange Act.
Section 10.2.    Waivers. Each Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. To the fullest extent permitted by Applicable Law, each Guarantor further waives diligence, presentment, protest, notice or demand or action or delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require the Administrative Agent, any Issuing Bank or any Lender to sue any Loan Party, any other guarantor or any other Person obligated with respect to the Guaranteed Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Obligations or any part thereof; provided that if at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, each Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made. The Administrative Agent and the holders of the Guaranteed Obligations shall have no obligation to disclose or discuss with any Guarantor their assessments of the financial condition of the Borrower or any other Loan Party.

Section 10.3.    Guarantee Absolute. This Guaranty is a Guarantee of payment and not of collection, is a primary obligation of each Guarantor and not merely one of surety, and the validity and enforceability of this Guaranty shall be absolute and unconditional irrespective of, and, to the fullest extent permitted by Applicable Law, shall not be impaired or affected by, any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitution for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral; (c) any waiver of any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto or with respect to any collateral; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral, any other Guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any Person with respect to the Guaranteed Obligations or any part thereof; (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral; (f) the application of payments received from any source to the payment of obligations other than the Guaranteed Obligations, any part thereof or amounts which are not covered by this Article X even though the Administrative Agent or any other holder of a Guaranteed Obligation might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this Article X; (g) any change in the ownership of Borrower or any other Loan Party or the insolvency, bankruptcy or any other change in the legal status of Borrower or any other Loan Party; (h) change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations; (i) the failure of Borrower or any other Loan Party to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this Article X, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this Article X; (j) the existence of any claim, defense, deduction, recoupment, setoff or other rights which any Guarantor may have at any time against Borrower or any other Person in connection herewith or an unrelated transaction; or (k) any other circumstance, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor (including all defenses based on suretyship or impairment of collateral); all whether or not any Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (k) of this Section 10.3. It is agreed that each Guarantor’s liability hereunder is several and independent of any other Guaranties or other obligations not arising under this Article X at any time in effect with respect to the Guaranteed Obligations or any part thereof and that each Guarantor’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other Guaranties or other obligations not arising under this Article X or any provision of any Applicable Law purporting to prohibit payment by Borrower or any other Loan Party of the Guaranteed Obligations in the manner agreed upon by the Borrower and the Administrative Agent or any other holder of Guaranteed Obligations. This Guaranty is continuing, and shall remain in effect until all Guaranteed Obligations have been Paid in Full. Each Guarantor hereby waives any right to revoke this Guarantee as to any future transaction giving rise to any Guaranteed Obligation.
Section 10.4.    Acceleration. Each Guarantor agrees that, as between such Guarantor on the one hand, and the Administrative Agent and the other holders of Guaranteed Obligations, on the other hand, the obligations of the Borrower guaranteed under this Article X may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Article VII, for purposes of this Article X, notwithstanding any stay, injunction or other prohibition (whether in a Bankruptcy Proceeding affecting Borrower, any other Loan Party or otherwise) preventing such declaration as against the Borrower and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by the Borrower or any other Loan Party) shall forthwith become due and payable by each Guarantor for purposes of this Article X.
Section 10.5.    Delay of Subrogation, Etc. Notwithstanding any payment made by or for the account of any Guarantor pursuant to this Article X, such Guarantor agrees that it shall not be subrogated to any right of the Administrative Agent, any Lender or any other holder of Guaranteed Obligations, or have any right to obtain reimbursement or indemnification from the Borrower or any other Loan Party, until such time as the Administrative Agent, the Lenders and the other holders of Guaranteed Obligations shall have received Payment in Full of the Guaranteed Obligations.
Section 10.6.    Subordination of Indebtedness. Each Guarantor agrees that any Indebtedness of the Borrower or any other Loan Party now or hereafter owed to each Guarantor is hereby subordinated in right of payment to the payment of the Guaranteed Obligations, and if a default in the payment of any Guaranteed Obligations shall have occurred and be continuing, any such Indebtedness of the Borrower or any other Loan Party owed to such Guarantor, if collected or received by such Guarantor, shall be held in trust by such Guarantor for the holders of the Guaranteed Obligations and be paid over to the Administrative Agent for application in accordance with this Agreement.
Section 10.7.    Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article X constitutes an instrument for the payment of money, and consents and agrees that any Lender or Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
Section 10.8.    Continuing Guarantee. The guarantee in this Article X is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising. The guarantee in this Article X will extend to the ultimate balance of sums payable by a Loan Party under the Loan Documents, regardless of any intermediate payment or discharge in whole or in part.
Section 10.9.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed by each other Guarantor from time to time to honor all of its obligations under its Guaranty in respect of Swap Obligations; provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.9 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.9, or otherwise under its Guaranty, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.9 shall remain in full force and effect until the Obligations have been paid and performed in full (other than unasserted contingent indemnification liabilities). Each Qualified ECP Guarantor intends this Section 10.9 to constitute, and this Section 10.9 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of the Commodity Exchange Act.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ASTRONICS CORPORATION, as Borrower

By:    /s/ Nancy L. Hedges
Name:     Nancy L. Hedges
Title:    Vice President – Finance and
    Chief Financial Officer

ASTRONICS ADVANCED ELECTRONIC SYSTEMS CORP.,
ASTRONICS TEST SYSTEMS INC.,
ASTRONICS AEROSAT CORPORATION,
ASTRONICS CONNECTIVITY SYSTEMS & CERTIFICATION CORP.,
LUMINESCENT SYSTEMS, INC.,
PECO, INC.,
DIAGNOSYS HOLDINGS INC.,
ASTRONICS DME LLC,
DIAGNOSYS INC.,
ASTRONICS AIR II LLC,
each, as a Guarantor

By:    /s/ Nancy L. Hedges
Name:     Nancy L. Hedges
Title:    Treasurer

Signature Page to Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent

By:    /s/ Ershad Sattar
Name:    Ershad Sattar
Title:    Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as Swingline Lender

By:    /s/ Richard Brown
Name:    Richard Brown
Title:    Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as an Issuing Bank

By:    /s/ Richard Brown
Name:    Richard Brown
Title:    Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:    /s/ Richard Brown
Name:    Richard Brown
Title:    Senior Vice President

Signature Page to Credit Agreement

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender, an Arranger, an Issuing Bank and a Co-Syndication Agent

By:    /s/ Joseph Wild
Name:    Joseph Wild
Title:    Senior Vice President

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender, an Arranger, an Issuing Bank

By:    /s/ David Perlman
Name:    David Perlman
Title:    Authorized Signatory

KEYBANK NATIONAL ASSOCIATION, as a Lender, an Arranger, an Issuing Bank and a Co-Syndication Agent

By:    /s/ Alex Caldiero
Name:    Alex Caldiero
Title:    Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender and Documentation Agent

By:    /s/ Qinxichi Zhang
Name:    Qinxichi Zhang
Title:    Assistant Vice President
Signature Page to Credit Agreement